Exhibit 10.1

Execution Copy

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**REDACTED**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PURCHASE AGREEMENT

Among

THOMSON FINANCIAL LIMITED

FACTSET EUROPE LIMITED

and

FACTSET RESEARCH SYSTEMS INC.

(solely for purposes of Section 9.15)

Dated as of April 22, 2008

i

EXHIBITS

1.01(a)	Assignment and Assumption Agreement

1.01(b)	Bill of Sale

1.01(c)	Thomson Fundamentals Database Direct Content Datafeeds

1.01(d)	Key Personnel

1.01(e)	Personnel

1.01(f)	Thomson’s Knowledge

2.05(a)	Form of Letter regarding Customer Contracts

5.06(a)	License Agreement

5.07	Transition Services Agreement

PURCHASE AGREEMENT (this “Agreement”), dated as of April 22, 2008, among THOMSON FINANCIAL LIMITED, a company organized under the laws of England and Wales (“Thomson”), FACTSET EUROPE LIMITED, a company organized under the laws of England and Wales (the “Purchaser”) and, solely for purposes of Section 9.15, FACTSET RESEARCH SYSTEMS INC., a Delaware corporation (“Parent”).

WHEREAS, on May 15, 2007, The Thomson Corporation (“Thomson Parent”), Reuters Group PLC (“Reuters Parent”), The Woodbridge Company Limited and Thomson-Reuters Limited entered into an Implementation Agreement (the “Implementation Agreement”) to effect certain transactions as contemplated therein (the “Thomson-Reuters Transaction”);

WHEREAS, in connection with the pending Thomson-Reuters Transaction, on December 20, 2007, Thomson Parent and Reuters Parent provided certain commitments (the “Commitments”) to the European Commission (the “EC”) relating to the Purchased Assets (as defined below), and on February 19, 2008, Thomson Parent and Reuters Parent consented to the filing of a proposed Final Judgment (the “Consent Decree”) and a Consent Decree Stipulation relating to the Purchased Assets;

WHEREAS, Thomson is an indirect wholly-owned subsidiary of Thomson Parent;

WHEREAS, Thomson has offered to permit the Purchaser to make offers to a large number of employees of Thomson involved in operating the Thomson Fundamentals Database, and the Purchaser has determined to consider for employment with the Purchaser only the Key Personnel and the Personnel (as defined below);

WHEREAS, pursuant to the undertakings of Thomson Parent and Reuters Parent set forth in the Commitments and the Consent Decree, Thomson wishes to sell, or cause to be sold, to the Purchaser, and the Purchaser wishes to purchase from Thomson, the Purchased Assets (as defined below), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to the undertakings of Thomson Parent and Reuters Parent set forth in the Commitments and the Consent Decree, Thomson wishes to grant to the Purchaser, and the Purchaser wishes to obtain from Thomson, the Licenses to be granted pursuant to the License Agreement (as defined below), all upon the terms and subject to the conditions set forth in the License Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound, Thomson and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Acquired Employees” means those Key Personnel and Personnel who accept employment with the Purchaser and who report to work with the Purchaser.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, (a) with respect to any Person (other than Thomson), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and (b) with respect to Thomson, (i) prior to the consummation of the Thomson-Reuters Transaction, Thomson Parent and its direct and indirect subsidiaries (other than Thomson) and (ii) following the consummation of the Thomson-Reuters Transaction, Thomson Parent and its direct and indirect subsidiaries (other than Thomson) and Reuters Parent and its direct and indirect subsidiaries.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the License Agreement, the Redistribution Agreement and the Transition Services Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by the Purchaser and Thomson or one or more of their respective Affiliates at the Closing, substantially in the form of Exhibit 1.01(a).

“Best Efforts” means, with respect to the level of efforts that a Person is required to use in performance of a specified obligation, best efforts that shall not require such Person to overcome commercially unreasonable demands.

“Bill of Sale” means the Bill of Sale to be executed by Thomson or one or more of their respective Affiliates at the Closing, substantially in the form of Exhibit 1.01(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, United States or London, United Kingdom.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidential Information Memorandum” means the Confidential Information Memorandum provided to the Purchaser in connection with the transactions contemplated hereby.

“Consent Decree Stipulation” means the stipulation entered into by the DOJ, Thomson Parent and Reuters Parent, and approved and entered by a United States District Court, providing, among other things, that pending entry of the Consent Decree by such court, Thomson Parent and Reuters Parent will abide by and comply with all the terms and provisions of the proposed Consent Decree as though the same were in full force and effect as an order of such court.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Controlled Group Liability” means any liability (i) under Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, or (ii) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“Customer Contracts” means all contracts with customers for the Direct Content Datafeed delivery of the Thomson Fundamentals Database (or those portions of customer contracts that are applicable to such Direct Content Datafeed delivery).

“Direct Content Datafeed” means a datafeed delivered using file transfer protocol (FTP), compact disc (CD) or digital video disc (DVD) media, or other industry standard technology, offering data within a discrete content set (i.e., the Thomson Fundamentals Database), including such data delivered by or through redistributors where (i) the datafeed can be disaggregated from other product or products provided by Thomson without causing significant disruption to the customer’s (or redistributor’s) operations, and (ii) the customer’s (or redistributor’s) contract for the purchase of the datafeed allocates a price for such datafeed (a list of which datafeeds is set forth on Exhibit 1.01(c)).

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by Thomson to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement or the Ancillary Agreements, except as expressly provided otherwise in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule in respect of Article III as though fully set forth to such other section to the extent the relevance of such information in such other section is reasonably apparent. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

“Employee Liability Date” means (i) with respect to Key Personnel, the Closing Date and (ii) with respect to Personnel, the date on which the individual reports to work with the Purchaser or such other date as may reasonably be agreed between Thomson and the Purchaser.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamentals” means data pertaining to companies and their financial performance, such as reportable financial statement data (such as balance sheet, cash flow and income statements), calculated financial ratios (such as annual and five-year averages for growth rates, profitability, leverage and asset utilization), textual profile information (such as address, identity of officers and directors) and per share data (such as earnings per share, book value per share and cash flow per share), that are derived from company filings and financial statements.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Thomson pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03, as the case may be.

“Intellectual Property” means (a) patents and patent applications, (b) copyrights, including copyrights in computer software and the Thomson Fundamentals Database, (c) rights in confidential and proprietary information, including trade secrets and know-how, (d) registrations and applications for registration of the foregoing; and (e) rights in databases and compilations of data, in each case including under the Law of the United States (“US Law”) or the Law of any of the member states of the European Union (“EU Law”).

“Key Personnel” means those individuals in the positions set forth on Exhibit 1.01(d), in accordance with the Consent Decree.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations (including Taxes, other than Conveyance Taxes, which are governed by Section 5.10), whether accrued or fixed,

absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liens” means all mortgages, liens, security interests, charges, options, claims or encumbrances.

“Material Adverse Effect” means [**REDACTED**].

“Monitoring Trustee” means Grant Thornton UK LLP or such other Person as may be approved by the EC and the DOJ pursuant to the Commitments and the Consent Decree.

“Offer” means, as applicable, a Key Personnel Offer or a Personnel Offer.

“Owned Intellectual Property” means the Intellectual Property embodied in the Thomson Fundamentals Database and owned by Thomson (or any Thomson Entity).

“Permitted Liens” means liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personnel” means those individuals employed by Thomson at the Bangalore facility in the positions set forth on Exhibit 1.01(e), other than Key Personnel.

“Purchase Price Bank Account” means one or more bank accounts in the United States to be designated by Thomson in a written notice to the Purchaser at least three Business Days before the Closing.

“Reuters” means Reuters Limited, a company organized under the laws of England and Wales and an indirect wholly-owned subsidiary of Reuters Parent.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Third-Party Owned Fundamentals” means Fundamentals over which a contributor maintains an Intellectual Property right.

“Thomson Entity” means Thomson Financial LLC or any of its subsidiaries.

“Thomson Fundamentals Database” means all master source Fundamentals databases used in, or in the production of, Thomson’s or any of the Thomson Entities’ Fundamentals products, comprising the complete electronic collection of “as reported”

Fundamentals that Thomson or any Thomson Entity uses for the “Enterprise FX” product and the complete electronic collection of “standardized” Fundamentals that Thomson or any Thomson Entity uses for the “Worldscope File2” product, including all database annotations made by Thomson or any Thomson Entity in the collection, aggregation, normalization, standardization, updating, indexing, or tagging of the Thomson Fundamentals Database, in each case as of the Closing Date.

“Thomson Fundamentals Database Documentation” means all data (including any third-party owned data or materials for which any requisite consents are obtained), source documents, and other documentary materials used by Thomson or any Thomson Entity in the collection, aggregation, normalization, standardization, updating, indexing, or tagging of the Thomson Fundamentals Database, current as of the Closing Date, including (i) detailed descriptions of the data collection, normalization and transformation process and methodologies, (ii) detailed descriptions of the business logic used to map between as reported and standardized databases, including a guide to standardized data definitions, (iii) all training and other manuals, know-how, workflow documents and instructions maintained by Thomson or any Thomson Entity which are used exclusively in connection with the Thomson Fundamentals Database and relevant parts of such training and other manuals, know-how and instructions maintained by Thomson or any Thomson Entity which are used non-exclusively in connection with the Thomson Fundamentals Database, and (iv) all business logic used to map between “as reported” and “standardized” data, including a guide to standardized data definitions.

“Thomson’s Knowledge”, “Knowledge of Thomson” or similar terms used in this Agreement mean [**REDACTED**].

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Actual Knowledge”	7.04(d)
“Additional VAT”	5.10(e)
“After-Assigned Customer Contracts”	2.03(c)
“Agreement”	Preamble
“Annual Revenue”	2.03(e)
“Article 5”	5.10(b)
“Assets Purchase Price”	2.03(a)
“Assigned Contracts”	2.02(a)
“Assignment Period Start Date”	2.05(a)
“Assignment Schedule”	2.03(c)
“Assumed Liabilities”	2.02(a)
“Closing”	2.07
“Closing Date”	2.07
“Commitments”	Recitals
“Confidentiality Agreement”	5.04
“Consent Decree”	Recitals

Definition	Location
“Customer Contract Assignment Period”	2.05(b)
“Customer Contracts Purchase Price”	2.03(b)
“Customer Contracts Purchase Price Allocation Schedule”	2.03(f)
“Customer Contract Termination Date”	2.03(d)
“Customer Contract Termination Period”	2.05(d)
“Deductible Amount”	7.04(b)
“DOJ”	2.07
“EC”	Recitals
“EU Law”	1.01
“Excluded Liabilities”	2.02(b)
“Fundamental Representations”	7.04(b)
“Fundamentals Contracts”	2.04(a)
“Fundamentals Consent Outside Date”	2.04(a)
“Fundamentals Consent Period”	2.04(a)
“Implementation Agreement”	Recitals
“Key Personnel Offer Period”	2.06(a)
“Key Personnel Offers”	2.06(a)
“License Agreement”	5.06(a)
“Loss”	7.02
“Parent”	Preamble
“Personnel Identification Date”	2.06(b)
“Personnel Offers”	2.06(b)
“Plan”	2.01(b)(x)
“Purchaser”	Preamble
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Purchaser Indemnified Party”	7.02
“Redistribution Agreement”	5.06(c)
“Rejected Contracts”	2.05(b)
“Reuters Parent”	Recitals
“Section 2.05 Termination Party”	2.03(d)
“Seller Employee”	5.09(b)
“Seller Indemnified Party”	7.03
“Signed Rejected Counterparty Schedule”	2.05(c)
“Signed Rejected Customer Contracts”	2.05(c)
“Switching Party”	2.03(d)
“Terminated Customer Contract”	2.03(d)
“Termination Date”	8.01(a)
“Termination Parties Schedule”	2.03(d)
“Termination Schedule”	2.03(d)
“Third-Party Claims”	7.05(b)
“Thomson”	Preamble
“Thomson Assigned Contracts”	3.07

Definition	Location
“Thomson Parent”	Recitals
“Thomson-Reuters Transaction”	Recitals
“Transition Services Agreement”	5.07
“UBS”	3.10
“Update Prepayment”	2.03(g)
“US Law”	1.01

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(g) references to a Person are also to its successors and permitted assigns.

SECTION 1.04. Thomson Entities. If (i) a Thomson Entity has any rights to any Purchased Asset or (ii) a Thomson Entity is a party to any Assigned Contract, Thomson will cause each such Thomson Entity to fulfill, and comply with, all of Thomson’s obligations under this Agreement and to enter into the relevant Ancillary Agreements with the Purchaser (or the applicable Affiliate of the Purchaser) as they would apply to Thomson if (x) such rights were held by and (y) the party to such Assigned Contracts were Thomson itself.

ARTICLE II

THE TRANSACTIONS

SECTION 2.01. Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Thomson shall transfer, or cause to be transferred, to the Purchaser, and the Purchaser shall acquire from Thomson the following assets (the “Purchased Assets”), subject to and upon the terms and conditions of the License Agreement:

(i) a copy of the Thomson Fundamentals Database (that includes any Third-Party Owned Fundamentals for which requisite consents are obtained) and a copy of the Thomson Fundamentals Database Documentation;

(ii) copies of the unique numerical identifiers used by Thomson or any Thomson Entity to identify companies in the Thomson Fundamentals Database and tables to map such identifiers to industry-standard third party identifiers (such as exchange ticker symbols and CUSIP numbers); and

(iii) a copy of the source and object code versions of the Thomson Software (as defined in the License Agreement) and copies of associated documentation and training materials.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, Thomson shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, Thomson’s right, title and interest in or to any assets of Thomson not expressly included in the Purchased Assets and any assets of its Affiliates, including:

(i) governmental licenses, permits and authorizations related to the Purchased Assets;

(ii) customer, credit or other records, contracts (other than the Assigned Contracts), accounts or pricing information (other than reflected in the Assigned Contracts) related to the Purchased Assets;

(iii) redistribution agreements related to the Purchased Assets, other than to the extent included in Assigned Contracts;

(iv) trademarks, service marks or brands or any licenses thereto (including any rights to use the names “Thomson”, “Reuters”, “Worldscope”, “Multex” or “EcoWin” alone or in connection with any of the Purchased Assets);

(v) any desktop product, including RMDS, ThomsonOne, Thomson Datastream, Reuters Knowledge desktop interface or Reuters 3000Xtra, except any component thereof to the limited extent, if any, that such component is part of the Purchased Assets, in which case it shall be subject to licensing on the basis contemplated by the License Agreement;

(vi) any commercially-available hardware or software (including any superseded hardware or software for which more recent compatible versions are available), except for custom software modifications made by or for Thomson and licensed to the Purchaser pursuant to the License Agreement, it being acknowledged that all of the hardware used by Thomson or any Thomson Entity in connection with the Purchased Assets is commercially available;

(vii) backup or archival copies of software, data or documents to the extent they duplicate the materials being delivered to the Purchaser pursuant to this Agreement or the Ancillary Agreements;

(viii) any Reuters Instrument Codes or licenses to use or distribute such codes or any other proprietary identification systems of Thomson or its Affiliates that are used to produce offerings other than the Thomson Fundamentals Database, that are not necessary to the compilation, production, operation, updating or maintenance of the Thomson Fundamentals Database;

(ix) any Third-Party Owned Fundamentals for which requisite consents are not obtained;

(x) all assets related to any employee benefit plan, policy, program, agreement or arrangement, including any pension, profit sharing, 401(k), retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, employment, severance, disability, hospitalization, sickness, death, medical insurance, dental insurance, and life insurance plan, policy, program or arrangement, however funded, sponsored or contributed to by Thomson or its Affiliates (each, a “Plan”);

(xi) land and buildings;

(xii) goodwill;

(xiii) advertising materials; and

(xiv) Owned Intellectual Property, provided, for the avoidance of doubt, that such Owned Intellectual Property shall be licensed to the Purchaser pursuant to the License Agreement.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) The Purchaser or an Affiliate of the Purchaser shall assume and be responsible for paying, performing and discharging when due any and all of the following Liabilities (the “Assumed Liabilities”): (i) Liabilities relating to the Purchased Assets arising after the Closing, (ii) Liabilities relating to the Fundamentals Contracts and the Customer Contracts, to the extent assigned to the Purchaser or an Affiliate of the Purchaser (the “Assigned Contracts”) arising after the effective date of the assignment of such Assigned Contract and (iii) Liabilities relating to the Acquired Employees arising after the respective Employee Liability Date.

(b) Thomson shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of Thomson or any Thomson Entity existing (i) as of the Closing relating to the Purchased Assets or (ii) as of the effective date of the assignment of each Assigned Contract and relating to such Assigned Contract, in each case other than the Assumed Liabilities (the “Excluded Liabilities”). Excluded Liabilities shall include (i) Liabilities arising after the Closing or, in the case of each Assigned Contract, after the effective date of the assignment of such Assigned Contract relating to actions or omissions of Thomson on or prior to the Closing, other than with respect to the matters specifically addressed by the representations and warranties set forth in Article III and (ii) any income Tax liability of Thomson or any Thomson Entity relating to the sale or transfer of the Purchased Assets or the Assigned Contracts.

SECTION 2.03. Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets and the Assigned Contracts (other than Customer Contracts) shall be $[**REDACTED**], exclusive of Conveyance Taxes (the “Assets Purchase Price” and, together with the Customer Contracts Purchase Price defined below, the “Purchase Price”).

(b) The purchase price for the assignment of Customer Contracts for the Direct Content Datafeed delivery of the Thomson Fundamentals Database that are assigned at or before the Closing shall be equal to five (5) times the Annual Revenues from such Customer Contracts, exclusive of Conveyance Taxes (the “Customer Contracts Purchase Price”).

(c) As promptly as practicable, but in no event later than five (5) Business Days after the expiry of the Customer Contract Assignment Period, the Purchaser will deliver to Thomson a schedule (the “Assignment Schedule”), certified by an officer of the Purchaser, setting forth all Customer Contracts listed in Section 2.05 of the Disclosure Schedule that have been assigned to the Purchaser or any of its Affiliates during the Customer Contract Assignment Period, but after the Closing (such Customer Contracts, the “After-Assigned Customer Contracts”). The Customer Contracts Purchase Price shall be increased by an amount equal to five (5) times the Annual Revenues from the After-Assigned Customer Contracts (exclusive of Conveyance Taxes) and the Purchaser shall, within five (5) Business Days after the delivery of the Assignment Schedule make payment by wire transfer in immediately available funds of (x) such amount, plus (y) interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment and minus (z) the prorated Annual Revenues from each After-Assigned Customer Contract for the period from the Closing Date to the effective date of assignment of such After-Assigned Customer Contract (calculated by dividing such Annual Revenue by 365 and multiplying by the number of actual days elapsed after the Closing Date). For purposes of this Section 2.03(c), the effective date of assignment shall be the date when the customer consent to assignment is executed by the customer.

(d) As promptly as practicable, but in no event later than ten (10) Business Days after the expiry of the Customer Contract Termination Period, Thomson will deliver to the Purchaser a schedule (the “Termination Schedule”), certified by an officer of Thomson, setting forth (i) all Customer Contracts that (A) are listed in Section 2.05 of the Disclosure Schedule, (B) have not been assigned to the Purchaser during the Customer Contract Assignment Period, (C) Thomson has permitted the respective customer to terminate early without penalty in accordance with Section 2.05 and (D) have actually been terminated early, with an effective date of such early termination within the Customer Contract Termination Period (each of the Customer Contracts described in this clause (i), a “Terminated Customer Contract”), (ii) the effective date of termination of each such Customer Contract (each such date, a “Customer Contract Termination Date”) and (iii) the name of the counterparty to each such Customer Contract (any such other party, a “Section 2.05 Termination Party”). The Termination Schedule shall be accompanied by copies of the written notices pursuant to Section 2.05(d) delivered by or on behalf of each such Section 2.05 Termination Party. As promptly as practicable, but in no event later than ten (10) Business Days after the delivery of the Termination Schedule, the Purchaser will deliver to Thomson a schedule (the “Termination Parties Schedule”), certified by an officer of the Purchaser, setting forth the names of all Section 2.05 Termination Parties to whom the Purchaser or any of its Affiliates has begun to provide services (at any time during the Customer Contract Termination Period on or after the Customer Contract Termination Date in respect of such Section 2.05 Termination Party) from the Purchaser or such Affiliate that compete with the Direct Content Datafeed delivery of the Thomson Fundamentals Database by Thomson (each such Section 2.05 Termination Party, a “Switching Party”). The Customer Contracts Purchase price shall be increased by an amount equal to five (5) times the Annual Revenues from all Terminated Customer Contracts with a Switching Party (exclusive of Conveyance Taxes) and the Purchaser shall, within five (5) Business Days after the delivery of the Termination Parties Schedule, make payment by wire transfer in immediately available funds of (x) such amount, plus (y) interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment and minus (z) the prorated Annual Revenues from each Terminated Customer Contract with a Switching Party for the period from the Closing Date to the effective date of termination of such Terminated Customer Contract (calculated by dividing such Annual Revenue by 365 and multiplying by the number of actual days elapsed after the Closing Date).

(e) “Annual Revenue” shall be the amount of revenue listed for each Customer Contract in Section 2.03(e) of the Disclosure Schedule.

(f) Prior to the Closing, Thomson and the Purchaser shall reasonably agree to a schedule allocating the Customer Contracts Purchase Price among the individual assignors of particular Customer Contracts and Thomson reflecting an arm’s length allocation (the “Customer Contracts Purchase Price Allocation Schedule”). For the avoidance of doubt, in respect of any portions of the Customer Contracts Purchase Price allocated pursuant to the Customer Contracts Purchase Price Allocation Schedule to an entity other than Thomson, Thomson receives payment of such portions of the Customer Contracts Purchase Price solely in a capacity as nominee for the actual assignor. The Customer Contracts Purchase Price Allocation Schedule shall be updated from time to time by Thomson to reflect After-Assigned Customer Contracts. The Update Prepayment shall be allocated among the databases in accordance with allocations set forth in schedules to the Transition Services Agreement.

(g) The prepayment amount for fees payable with respect to database updates and maintenance and source documents updates under the Transition Services Agreement shall be $[**REDACTED**], exclusive of Conveyance Taxes (the “Update Prepayment”). Conveyance Taxes on such amounts shall be immediately payable at Closing.

SECTION 2.04. Assignment of Certain Content Contracts. (a) From the date hereof until the date that is the two-year anniversary of the Closing Date (the “Fundamentals Consent Outside Date” and such period, the “Fundamentals Consent Period” ), Thomson will use its Best Efforts (i) to cause the assignment to the Purchaser or an Affiliate thereof designated by the Purchaser of the contracts for the provision of Fundamentals data or other third-party contributor data (including historical data, industry standard symbology such as CUSIP, SEDOL, classification codes such as ICB sector codes, price and corporate action data, ADR information and currency exchange rates) that Thomson or any Thomson Entity uses in the compilation, production, operation, updating or maintenance of the Thomson Fundamentals Database listed in Section 2.04(a) of the Disclosure Schedule, which schedule shall be updated by Thomson and the Purchaser as of the Closing (the “Fundamentals Contracts”) and (ii) in assisting the Purchaser and its designated Affiliate in reaching supply agreements directly with such contributor as promptly as possible, including waiving any exclusivity provisions with such third party as needed, provided, however, that Thomson may terminate the use of its Best Efforts with respect to a particular third party once the Purchaser or any of its Affiliates concludes any arrangement for the supply of the applicable contributed content directly from that third party. The Purchaser, its designated Affiliate and Thomson will cooperate in good faith (x) in determining the approach to the counterparties of the Fundamentals Contracts, including the timing of such approach, (y) to cause the assignment of the Fundamentals Contracts and/or implementation of supply agreements directly with the contributor and (z) to minimize any disruption of the services under the Transition Services Agreement. As promptly as reasonably practicable after the date hereof (or at a later date agreed pursuant to clause (x) of the preceding sentence), Thomson and the Purchaser or its designated Affiliate shall send an email and a letter in a form to be agreed in good faith between Thomson and the Purchaser to each counterparty to any Fundamentals Contract. Assignments of Fundamentals Contracts effective as of the Closing Date shall be made pursuant to the Assignment and Assumption Agreement; Assignments of Fundamentals Contracts effective at a later date on or prior to the Fundamentals Consent Outside Date shall be made on terms substantially in the form of the Assignment and Assumption Agreement.

(b) During the Fundamentals Consent Period, Thomson shall grant (or cause a Thomson Entity to grant) the Purchaser and its designated Affiliate redistribution rights to the contributed content to the maximum extent allowable under the applicable Fundamentals Contract and use its Best Efforts in assisting the Purchaser and its designated Affiliate in putting into place any arrangements for the Purchaser’s (or its designated Affiliate’s) redistribution of the applicable contributed content, including seeking all needed consents (provided, however, that Thomson may terminate such redistribution rights with respect to a particular third party once the Purchaser concludes any arrangement for the supply of the applicable contributed content directly from that third party), all on the terms set forth in the Redistribution Agreement or under the terms of existing redistribution agreements between Thomson or an Affiliate thereof and the Purchaser or an Affiliate thereof, as the parties shall reasonably agree.

(c) The transfer to the Purchaser or its designated Affiliate of the Purchased Assets contemplated by Section 2.01 shall in all respects be subject to the receipt of all necessary third party approvals or consents. Thomson shall cause the delivery of the Fundamentals Contracts and of copies of Third-Party Owned Fundamentals, as follows:

(i) In the event that the necessary third party consents are obtained on or before the Closing Date, the contracts and copies of contributed content contemplated by this Section 2.04(c) shall be delivered to the Purchaser or its designated Affiliate at the Closing.

(ii) In the case of necessary third party consents that are not obtained on or before the Closing Date, Thomson shall use its Best Efforts to preserve copies of the applicable contributed content for release to the Purchaser or its designated Affiliate upon receipt of the outstanding third party consents. Thomson’s obligation to preserve such copies shall terminate at the earlier of: (A) the date that all preserved copies have been provided to the Purchaser; or (B) the Fundamentals Consent Outside Date.

(iii) For each contributor from whom consent is obtained after the Closing Date but prior to the Fundamentals Consent Outside Date, Thomson shall deliver to the Purchaser or its designated Affiliate as soon as practicable after such consents are obtained the applicable contributor contract, preserved copies of the applicable content and all intervening updates in machine-readable form as necessary to bring the Purchaser’s database current with respect to that contributor, provided that Thomson or any Thomson Entity has access to such data at such time.

SECTION 2.05. Assignment of Certain Customer Contracts. (a) As promptly as reasonably practicable after the date hereof, (i) but in no event later than five (5) Business Days after the date hereof, Thomson shall deliver to the Purchaser in an electronic format reasonably acceptable to the Purchaser, then current contact data (postal address, email address, telephone number) for the responsible contact person at each counterparty to each Customer Contract listed in Section 2.05 of the Disclosure Schedule and (ii) but in no event later than five (5) Business Days prior to Closing, a schedule listing, by Customer Contract, for each Customer Contract listed in Section 2.05 of the Disclosure Schedule (A) the unpaid receivables or prepaid balance as of March 31, 2008, (B) the date, invoice period and invoice amount of the last invoice issued and (C) the next termination or renewal date of such Customer Contract. As promptly as reasonably practicable after the date on which the complete information required by the preceding sentence has been delivered to the Purchaser or on such earlier date as the Purchaser may reasonably request (such date, the “Assignment Period Start Date”), Thomson and the Purchaser or its designated Affiliate shall send a joint email and a joint letter substantially in the form of Exhibit 2.05(a) to each counterparty to any Customer Contract other than Customer Contracts that the Purchaser rejects in accordance with Section 2.05(b) prior thereto.

(b) From the Assignment Period Start Date to and including the 90th day thereafter (such period, the “Customer Contract Assignment Period”), Thomson will use its Best Efforts to cause the assignment to the Purchaser or an Affiliate thereof designated by the Purchaser of the Customer Contracts listed in Section 2.05 of the Disclosure Schedule (which shall be updated by Thomson and the Purchaser or its designated Affiliate as of the Closing for new, expired or terminated Customer Contracts) other than the Rejected Contracts , (i) on or prior to the Closing Date, in accordance with the Assignment and Assumption Agreement and (ii) after the Closing date pursuant to an agreement on terms substantially in the form of the Assignment and Assumption Agreement. The Purchaser and its designated Affiliate will cooperate in good faith with Thomson in the assignment of the Customer Contracts. The Purchaser shall have the right (i) to reject in its sole discretion the assignment of any of the Customer Contracts listed in Section 2.05A of the Disclosure Schedule and (ii) to reject the assignment of any of the Customer Contracts listed in Section 2.05B of the Disclosure Schedule so long as the aggregate amount of Annual Revenue for such rejected Customer Contracts is no more than $600,000 (the Customer Contracts that are rejected as described above in clauses (i) and (ii) being the “Rejected Contracts”).

(c) As promptly as practicable, but in no event later than ten (10) Business Days after the expiry of the 18-month period from the Closing Date, the Purchaser shall deliver to Thomson a schedule (the “Signed Rejected Counterparty Schedule”), certified by an officer of the Purchaser, setting forth the names of all counterparties to Rejected Contracts (the Customer Contracts to which such counterparties were parties to being the “Signed Rejected Customer Contracts”) with whom the Purchaser or any of its Affiliates enters during such 18-month period from the Closing Date into an agreement for the provision of services that compete with the Direct Content Datafeed delivery of the Thomson Fundamentals Database by Thomson or any of its Affiliates. The Customer Contracts Purchase Price shall be increased by an amount equal to five (5) times the Annual Revenues from the Signed Rejected Customer Contracts (exclusive of Conveyance Taxes) and the Purchaser shall, within five (5) Business Days after the delivery of the Signed Rejected Counterparty Schedule make payment by wire transfer in immediately available funds of (x) such amount, plus (y) interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment and minus (z) the prorated Annual Revenues from each Signed Rejected Customer Contract for the period from the Closing Date to the effective date of assignment of such After-Assigned Customer Contract (calculated by dividing such Annual Revenue by 365 and multiplying by the number of actual days elapsed after the Closing Date).

(d) If, following the expiry of the Customer Contract Assignment Period and until the date that is 12 months after the Closing Date (such period, the “Customer Contract Termination Period”), there remain any Customer Contracts listed in Section 2.05 of the Disclosure Schedule that have not been assigned to the Purchaser or its designated Affiliate for any reason, Thomson will allow the counterparty to each such Customer Contract to terminate without penalty such Customer Contract with respect solely to the counterparty’s obligations specifically relating to the Direct Content Datafeed delivery of the Thomson Fundamentals Database (which includes Thomson repaying any prepaid fees specifically relating to the Direct Content Datafeed delivery of the Thomson Fundamentals Database to such counterparty or to the

Purchaser or its designated Affiliate upon written instructions from such counterparty) upon written notice from such counterparty, or, with such counterparty’s written consent, upon written notice from the Purchaser or its designated Affiliate (such notice to include the counterparty’s written consent) that it has contracted with the Purchaser or its designated Affiliate to obtain services from the Purchaser or its designated Affiliate that compete with the Direct Content Datafeed delivery of the Thomson Fundamentals Database by Thomson or any of its Affiliates.

SECTION 2.06. Employee Matters. (a) As soon as practicable after the date of this Agreement, but in no event later than the second Business Day that the applicable Key Personnel is actively reporting to work at Thomson or its Affiliates, Thomson shall give notice to, and shall seek the consent to the transmission of personal data to the Purchaser of, all Key Personnel that they may be contacted by the Purchaser and shall notify the Purchaser immediately after such notice has been given. For a period beginning on the later of (x) the date that Thomson provides the Purchaser with a term sheet regarding each Key Personnel that sets forth the salary, bonus opportunity, level of benefits with respect to severance and retirement plans, years of service and a list of material Plans in which such Key Personnel is eligible to participate and (y) the date that Thomson notifies the Purchaser that notice has been given to the Key Personnel (as described above), and ending on the later of (i) the fifteenth Business Day after such date and (ii) the fifth Business Day prior to the Closing (such period, the “Key Personnel Offer Period”), the Purchaser may make offers of employment (the “Key Personnel Offers”) to any or all of the Key Personnel, effective as of the Closing Date. Any such Key Personnel Offers shall be made on the terms and conditions set forth in this Section 2.06(a) and subject to applicable Law, including, but not limited to, applicable Law regarding discrimination on the basis of race, color, religion, sex, or national origin. Thomson covenants and agrees to use prior to the Closing Date Best Efforts to facilitate the transfer of Key Personnel. Thomson shall provide contact information at the place of employment for such Key Personnel or otherwise make such Key Personnel available during the Key Personnel Offer Period to the Purchaser, subject to applicable Law in each country in which such Key Personnel is employed. Thomson shall facilitate during the Key Personnel Offer Period interviews between Key Personnel and the Purchaser, shall not discourage Key Personnel from participating in interviews, and shall not interfere in employment negotiations between Key Personnel and the Purchaser. The Purchaser shall, at the time of making such Key Personnel Offers, furnish copies of all such Key Personnel Offers to Thomson. Thomson covenants and agrees (i) not to prevent, prohibit, restrict or threaten to prevent, prohibit or restrict any Personnel from being employed by the Purchaser; (ii) not to offer any incentive to such Personnel to decline the Offer; and (iii) to amend or waive any provisions of employment agreements or employee benefit arrangements covering Acquired Employees such that adverse consequences shall not be suffered by such Acquired Employees as a result of acceptance of the Offers.

(b) During the [**REDACTED**] period commencing on [**REDACTED**] (the “Personnel Identification Date”), the Purchaser and Thomson shall reasonably cooperate to identify those Personnel who, in Thomson’s reasonable judgment, are not necessary for the provision of services under the Transition Services Agreement to whom the Purchaser would like to extend offers of employment. If such Personnel is so identified, Thomson shall, no more than five Business Days following the identification of such Personnel, subject to any required consent of the Personnel, provide the Purchaser with a term sheet that sets forth the salary, bonus opportunity, level of benefits with respect to severance and retirement plans, years of service and a list of material Plans in which such Personnel is eligible to participate. During the period commencing on the Personnel Identification Date and ending on [**REDACTED**] (or such other period as may reasonably be agreed by Thomson and the Purchaser), the Purchaser may make offers of employment (the “Personnel Offers”) to any or all of the Personnel identified by Thomson and the Purchaser, if any. Any such Personnel Offers shall be made on the terms and conditions set forth in this Section 2.06(b) and subject to applicable Law, including, but not limited to, applicable Law regarding discrimination on the basis of race, color, religion, sex, or national origin. The Purchaser shall, at the time of making such Personnel Offers, furnish copies of all such Personnel Offers to Thomson.

(c) During [**REDACTED**] following the applicable Employee Liability Date and unless otherwise agreed between the Purchaser and such Acquired Employee, the Purchaser shall provide to each Acquired Employee [**REDACTED**].

(d) The Acquired Employees shall receive credit for [**REDACTED**] under the employee benefit plans, programs, policies and arrangements of the Purchaser (but excluding, to the extent permitted by applicable Law, for [**REDACTED**]. From and after the applicable Employee Liability Date, with respect to any group health plans under which Acquired Employees and their eligible dependents are eligible to receive benefits from the Purchaser, the Purchaser shall use commercially reasonable efforts to (i) [**REDACTED**] with respect to each Acquired Employee and his or her eligible dependents and (ii) give each Acquired Employee and his or her eligible dependents credit, [**REDACTED**]. The Purchaser shall honor and provide [**REDACTED**].

(e) The Purchaser covenants and agrees to indemnify Thomson and any of its Affiliates (i) for any Losses or Liabilities relating to any Acquired Employee’s employment with the Purchaser or termination of such employment, and (ii) for any Losses or Liabilities relating to any Acquired Employee’s termination of employment with Thomson if such Losses or Liabilities are the direct result of any misconduct or gross negligence on the part of the Purchaser or the Purchaser’s violation of applicable Law. Thomson and the Purchaser shall bear equally the costs relating to any claims made by any Personnel who becomes an Acquired Employee for statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties), in each case, that arise as a result of (A) such Acquired Employee’s acceptance of an Offer or (B) the termination of such Acquired Employee’s employment with Thomson; provided that with respect to Key Personnel, Thomson shall bear 100% of such foregoing costs and claims, and shall indemnify and hold harmless the Purchaser and its Affiliates from and against such foregoing costs and claims. Thomson shall retain all Liabilities with respect to Key Personnel and Personnel who are not Acquired Employees. Except as provided in this Section 2.06(e), Thomson shall retain all Liabilities incurred in connection with the Acquired Employees’ employment with Thomson or any of its Affiliates. The Purchaser shall retain or assume all Liabilities incurred in connection with the Acquired Employees’ employment with the Purchaser.

(f) Thomson shall be liable for all claims for welfare benefits by Acquired Employees that are incurred on or prior to the applicable Employee Liability Date, and the Purchaser shall be liable for all claims for welfare benefits by Acquired Employees that are incurred after the applicable Employee Liability Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health, dental, vision and/or prescription drug benefits, on the date that the services with respect to the claim giving rise to the benefits are rendered.

(g) From the date of this Agreement, Thomson and the Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 2.06, including exchanging information and data relating to compensation, employee benefits and employee benefit plan coverages of the Key Personnel and Personnel (except to the extent prohibited by applicable Law)

(h) Notwithstanding anything to the contrary contained in this Agreement, no provision under this Agreement, whether express or implied, shall constitute or create an employment agreement with any Key Personnel, Personnel or Acquired Employee. Thomson and the Purchaser acknowledge and agree that all provisions contained in this Agreement with respect to Acquired Employees are included for the sole benefit of Thomson, the Purchaser and their respective Affiliates, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other person, including, without limitation, any current or former Key Personnel, Personnel or Acquired Employees, any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Thomson, the Purchaser or any of their respective Affiliates.

SECTION 2.07. Closing. Subject to the terms and conditions of this Agreement, the (a) sale and purchase of the Purchased Assets and (b) to the extent (i)(A) assignable without the other party’s consent or (B) any consents required for such assignment have been obtained, and (ii) such assignment is not rejected by the Purchaser in accordance with Section 2.05(b) of this Agreement, in each case at or prior to the Closing, the assignment of the Fundamentals Contracts and the Customer Contracts pursuant to the Assignment and Assumption Agreement contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Thomson’s counsel at 10:00 A.M. New York time on [**REDACTED**]; provided, however, that if the conditions to the obligations of the parties hereto set forth in Article VI (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing) have not been satisfied prior to such date, then on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VI (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or at such other time or on such other date as Thomson and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that Thomson and the Purchaser shall use reasonable best efforts to ensure that such date shall not be later than three months following the date of this Agreement or such other date as may be required or permitted by the United States of America Department of Justice (the “DOJ”) or the EC.

SECTION 2.08. Closing Deliveries by Thomson. At the Closing, Thomson shall deliver or cause to be delivered to the Purchaser:

(a) executed counterparts of each Ancillary Agreement to which it is a party;

(b) a receipt for the Purchase Price and the Update Payment (and, if required by applicable Law, a tax invoice in the format required in the applicable jurisdiction for either such amounts);

(c) a proper value added tax invoice for the Update Prepayment;

(d) a certificate of a duly authorized officer or signatory of Thomson certifying as to the matters set forth in Section 6.02(a); and

(e) the Purchased Assets (other than “full dumps” to be delivered pursuant to Section 5.12(b)) in accordance with this Agreement, provided that data in the Worldscope File2 Production File provided to the Purchaser prior to the Closing Date as part of regular deliveries pursuant to the Content Services Master Distribution Agreement between Thomson Financial Inc. and Parent dated as of November 22, 2005 with respect thereto shall be deemed to be delivered to the Purchaser by execution of a confirmation certificate to be signed by Thomson and the Purchaser.

SECTION 2.09. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to Thomson:

(a) the Purchase Price, the Update Prepayment and any EU value added tax shown on the tax invoice contemplated by Section 2.08(c) by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

(c) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THOMSON

Thomson hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (or to the extent a representation or warranty is made as of a specific date, as of such date), subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

SECTION 3.01. Organization, Authority and Qualification of Thomson. Thomson is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Thomson, the performance by Thomson of its obligations hereunder and thereunder and the consummation by Thomson of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Thomson. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Thomson, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Thomson, enforceable against Thomson in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02. No Conflict. (a) Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Thomson do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Thomson or (ii) conflict with or violate any Law or Governmental Order applicable to Thomson or the Thomson Fundamentals Database, except, in the case of clause (ii), as would not have a Material Adverse Effect.

(b) Except (i) as may result from any facts or circumstances relating solely to the Purchaser , (ii) for assignment provisions in the copies of Thomson Assigned Contracts provided in the electronic dataroom maintained by Thomson in connection with the transactions contemplated hereby and (iii) as set forth in Section 3.02(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Thomson do not and will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, or cause the loss of any benefit under, any Thomson Assigned Contract, or result in the creation of a Lien on any of the Purchased Assets, except for all purposes of this Section 3.02(b) as would not have a Material Adverse Effect or, in the case of any Customer Contract, would materially adversely impact the validity or enforceability of the Customer Contracts that are Thomson Assigned Contracts as a whole.

SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Thomson do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would prevent or materially delay the consummation by Thomson of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates and (c) approval by the DOJ pursuant to the Consent Decree and the EC pursuant to the Commitments of the identity of the Purchaser and this Agreement and the forms of the Ancillary Agreements.

SECTION 3.04. Intellectual Property. [**REDACTED**]

SECTION 3.05. Title to the Thomson Fundamentals Database; Manner of Transfer. (a) Upon the Closing, Thomson will transfer to the Purchaser such rights to use the Purchased Assets as it (or the relevant Thomson Entity) has on the Closing Date, free and clear of all Liens other than Permitted Liens.

(b) The copy of the Thomson Fundamentals Database contemplated to be delivered pursuant to Section 2.01(a) or 2.04(c) will be the complete, identical database as maintained by Thomson (or the relevant Thomson Entity) in the ordinary course of business as of the Closing Date, except that it will not include Third-Party Owned Fundamentals for which any requisite consents are not obtained. The copy of the Thomson Fundamentals Database Documentation that will be delivered with the Thomson Fundamentals Database will be complete and accurate copies of the materials as maintained by Thomson (or the relevant Thomson Entity) in the ordinary course of its business as of the Closing Date, except that it will not include third-party owned materials for which any requisite consents are not obtained.

SECTION 3.06. Thomson Purchased Assets. The copy of the Thomson Fundamentals Database and the copy of the Thomson Fundamentals Database Documentation contemplated to be transferred to the Purchaser pursuant to Section 2.01(a), together with the services to be provided and licenses to be granted under the Ancillary Agreements, will constitute in all material respects all of the tangible and intangible assets used by Thomson or any Thomson Entity in the compilation, production, operation, updating and maintenance of the Thomson Fundamentals Database, other than (i) as set forth in Section 3.06 of the Disclosure Schedule, (ii) as described in Section 2.01(b), (iii) any contracts or other agreements to be assigned as to which any requisite consent is not given and (iv) any software or other assets which the Purchaser has elected not to acquire as contemplated in the Commitments and the Consent Decree or as otherwise approved by the DOJ and/or the EC as necessary.

SECTION 3.07. Thomson Assigned Contracts. Except as disclosed in Section 3.07 of the Disclosure Schedule, each of the written contracts and agreements to which Thomson or any Thomson Entity is a party as of the date of this Agreement and which is set forth in Sections 2.04(a) or 2.05 of the Disclosure Schedule (such contracts and agreements being “Thomson Assigned Contracts”) is valid, binding and in full force and effect and, to the Knowledge of Thomson, is enforceable by Thomson or the Thomson Entity in accordance with its terms, and, except as disclosed in Section 3.07 of the Disclosure Schedule, neither Thomson nor any Thomson Entity is in breach of, or default under, any Thomson Assigned Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect. To the Knowledge of Thomson, neither Thomson nor any Thomson Entity has received written notice of the intention of any party to terminate any Thomson Assigned Contract listed in Sections 2.04(a) or 2.05 of the Disclosure Schedule. Copies of all Thomson Assigned Contracts listed in Sections 2.04(a) or 2.05 of the Disclosure Schedule, complete and correct in all material respects, together with all material modifications, supplements and amendments thereto have been made available to Purchaser, except (a) as specified in Sections 2.04(a) or 2.05 of the Disclosure Schedule and (b) for portions of such documents that have been redacted for information that is not applicable in any material respect to (i) the provision of Fundamentals data or other third-party contributor data that Thomson or any Thomson Entity uses in the compilation, production, operation, updating or maintenance of the Thomson Fundamentals Database (in the case of Assigned Contracts listed in Section 2.04(a) of the Disclosure Schedule) or (ii) the Direct Content Datafeed delivery of the Thomson Fundamentals Database (in the case of Assigned Contracts listed in Section 2.05 of the Disclosure Schedule).

SECTION 3.08. Employee Benefit Plans. (a) Thomson has made available, or will make available within three Business Days after the date hereof, to Purchaser true, complete and correct copies of each material Plan (other than statutorily required arrangements) that is for the benefit of Key Personnel and Personnel that is sponsored, maintained or contributed to by Thomson.

(b) The Purchaser will not incur any Controlled Group Liability on or following the Closing Date as a result of being treated as a single employer with Thomson or any of its Affiliates, controlling Persons or Persons under common control with operations in the United States for purposes of Section 414 of the Code.

SECTION 3.09. Litigation. As of the date hereof, no Action by or against Thomson or, to the Knowledge of Thomson, any Thomson Entity is pending or, to the Knowledge of Thomson, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.10. Brokers. No broker, finder or investment banker other than UBS Securities LLC (“UBS”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Thomson. Thomson shall be solely responsible for payment of the fees and expenses of UBS relating to the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to Thomson as of the date hereof and as of the Closing Date (or to the extent a representation or warranty is made as of a specific date, as of such date), subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Thomson) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02. No Conflict. (a) Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Thomson, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or business, except, in the case of clause (ii), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(b) Except as set forth in Section 4.02(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 4.03 of the Disclosure Schedule, (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation law, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) as may be necessary as a result of any facts or circumstances relating solely to Thomson or any of its Affiliates and (c) approval by the DOJ pursuant to the Consent Decree and the EC pursuant to the Commitments of the identity of the Purchaser and this Agreement and the forms of the Ancillary Agreements.

SECTION 4.04. Financing. At the Closing, the Purchaser will have sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

SECTION 4.05. Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.06. Brokers. Except for Greenhill & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Greenhill & Co. relating to the transactions contemplated by this Agreement.

SECTION 4.07. Intent and Capability. The Purchaser has the intent and, upon transfer and delivery of the Purchased Assets pursuant to this Agreement together with Purchaser’s own assets and the services to be provided and licenses to be granted under the Ancillary Agreements, has the necessary assets and capability (including the necessary managerial, operational, technical and financial capability) to compete effectively in the production, distribution, and sale of the Thomson Fundamentals Database in North America and

the European Union, and has the financial resources, proven expertise and incentive to maintain and develop the Purchased Assets as a viable and active competitive force in competition with Thomson, its Affiliates and third parties.

SECTION 4.08. Independent Investigation; Thomson’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel and records of Thomson related to the Purchased Assets for such purpose. In entering into this Agreement and the Ancillary Agreements, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Thomson or its representatives (except the specific representations and warranties of Thomson set forth in Articles III and the schedules thereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of Thomson, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Purchased Assets by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Purchased Assets after the Closing and (b) other than the indemnification obligations of Thomson set forth in Article VII and claims for fraud, none of Thomson, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Purchased Assets, including the Confidential Information Memorandum and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Maintenance and Update of the Purchased Assets Prior to the Closing. Thomson covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing, Thomson shall:

(a) compile, produce, operate, maintain and update the Thomson Fundamentals Database in the ordinary course and consistent with past practice in all material respects and use its Best Efforts to preserve intact in all material respects the Thomson Fundamentals Database;

(b) make available sufficient resources for the development of the Thomson Fundamentals Database in the ordinary course and on the basis of and as a continuation of the business plans existing prior to the date hereof;

(c) take or cause to be taken all reasonable steps, including the implementation of incentive schemes, if appropriate, based on practice in Thomson’s industry, to encourage all Personnel to remain in the employment of Thomson or its Affiliates; and

(d) not modify or amend in any material respect, or terminate or permit to lapse, any Thomson Assigned Contract without the Purchaser’s prior written consent.

SECTION 5.02. Pre-Closing Cooperation and Planning. (a) The Purchaser and Thomson agree that, between the date hereof and the Closing Date, they will cooperate in good faith to (i) agree on the logistics, timing and medium of physical transfer of the Purchased Assets (as applicable) and (ii) otherwise prepare for the transfer of the Purchased Assets and the provision of transition services, including by scheduling and conducting “test-feeds.”

(b) The tangible copy of the Thomson Fundamentals Database being transferred to the Purchaser will be in an industry-standard format or such other format as is agreed by the Purchaser and Thomson that will allow the Purchaser to access and use the data contained therein.

SECTION 5.03. Pre-Paid Fees. (a) In the event that a customer under a Customer Contract has, prior to the effective date of assignment of such Customer Contract, pre-paid fees to Thomson for the Direct Content Datafeed delivery of the Thomson Fundamentals Database after such effective date, Thomson will, as soon as reasonably practicably after the effective date of assignment of the relevant Customer Contract, transfer to the Purchaser the portion of such fees allocable to the period following the effective date of assignment of the relevant Customer Contract.

(b) In the event that Thomson has, prior to the effective date of assignment of a Fundamental Contract, pre-paid fees for delivery of content under such Fundamentals Contract after such effective date, the Purchaser will, as soon as reasonably practicably after the effective date of assignment of the relevant Fundamentals Contract, transfer to Thomson the portion of such fees allocable to the period following the effective date of assignment of the relevant Fundamentals Contract.

SECTION 5.04. Confidentiality. The terms of the Mutual Confidentiality Agreement dated as of November 27, 2007 (the “Confidentiality Agreement”) among Thomson Financial LLC, Reuters America LLC and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.04 shall terminate; provided, however, that the respective obligations of Thomson, Reuters and the Purchaser under the Confidentiality Agreement pertaining to Confidential Information (as defined in the Confidentiality Agreement) shall not terminate with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to operational assets of Thomson, Reuters, the Purchaser and their respective Affiliates and the conduct of business by Thomson, Reuters, the Purchaser and their respective Affiliates. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

SECTION 5.05. Regulatory and Other Authorizations; Notices and Consents. (a) The Purchaser and Thomson shall each (i) use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) cooperate fully with each of the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide as soon as practicable any information to any Governmental Authority or Monitoring Trustee as such Governmental Authority or Monitoring Trustee may reasonably request in connection herewith. Each party hereto agrees to make as promptly as practicable, but in any event no later than 10 days from the execution of this Agreement, its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law. The Purchaser will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b) To the extent not prohibited by such Governmental Authority and applicable Law, each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and applicable Law, gives the other party the opportunity to attend and participate at such meeting. To the extent not prohibited by such Governmental Authority and applicable Law, and subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. To the extent not prohibited by such Governmental Authority and applicable Law, and subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications after the date hereof between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.06. Licenses. (a) Effective upon the Closing, Thomson shall grant, or cause to be granted, to the Purchaser a license to certain Intellectual Property and software embodied by or used in the Purchased Assets upon the terms and conditions set forth in the license agreement substantially in the form attached hereto as Exhibit 5.06(a) (the “License Agreement”) to be entered into by Thomson (or one or more Affiliates thereof) and the Purchaser as of the Closing Date.

(b) Thomson and its Affiliates shall have no obligation to support or maintain any software or other Intellectual Property transferred to the Purchaser except as specifically set forth in this Agreement, the License Agreement or the Transition Services Agreement.

(c) Prior to the Closing, Thomson and the Purchaser shall discuss in good faith the need for and the terms and conditions of a redistribution agreement (the “Redistribution Agreement”) for purposes of Section 2.04(b).

SECTION 5.07. Transition Services. Following the Closing, Thomson shall provide, or cause to be provided, to the Purchaser the services set forth in a transition services agreement substantially in the form attached hereto as Exhibit 5.07 (the “Transition Services Agreement”) to be entered into by Thomson (or one or more Affiliates thereof reasonably acceptable to the Purchaser) and the Purchaser as of the Closing Date.

SECTION 5.08. Continuation of Thomson’s Business After the Closing. The Purchaser expressly acknowledges and agrees that Thomson and its Affiliates will continue to conduct their existing businesses and operations (including maintenance, update and commercialization of retained versions of the Purchased Assets) prior to, at, and following the Closing as they deem appropriate in their sole discretion and that nothing in this Agreement or the Ancillary Agreements shall restrict or limit, or purport to restrict or limit, Thomson’s use or operation of the Thomson Fundamentals Database or the Thomson Fundamentals Database Documentation in any way at any time. Further, the Purchaser expressly acknowledges and agrees that following the consummation of the Thomson-Reuters Transaction, Thomson and Reuters shall integrate their businesses and operations together in such manner as they see fit in their sole discretion, subject to Thomson’s being able to satisfy its obligations hereunder and under the Ancillary Agreements.

SECTION 5.09. Non-Solicitation of Personnel. (a) Subject to applicable Law in each country in which such Acquired Employee is employed, Thomson covenants and agrees that after the Closing and until the date that is 18 months after the Closing Date, none of Thomson or any of its Affiliates shall solicit for employment any Transferred Employee or induce or attempt to induce such Acquired Employee to leave the employ of the Purchaser or any of its Affiliates or any employment arrangements such Acquired Employee may have with the Purchaser or its Affiliates; provided, however, that the foregoing (i) shall not apply to any Acquired Employee who is no longer employed by the Purchaser or any of its Affiliates or has otherwise resigned from employment with the Purchaser and its Affiliates; (ii) shall not prohibit Thomson from making a general solicitation for employment that is not targeted at any Acquired Employees; and (iii) shall not prohibit the solicitation or hiring as a result thereof, of Acquired Employees by Thomson or any of its Affiliates whom Thomson or any of its Affiliates come into contact through a third-party employment search company which did not specifically target the Acquired Employees.

(b) Subject to applicable Law in each country in which Seller Employees (as defined below) are employed, the Purchaser covenants and agrees that, after the Offer Period and until the date that is 18 months after the Closing Date, the Purchaser and its Affiliates shall not solicit for employment any employee of Thomson or its Affiliates (i) with whom the Purchaser had contact or (ii) regarding whom the Purchaser acquired information in connection with the transactions contemplated by this Agreement or the Transition Services Agreement, if any, other than, in each of (i) and (ii), the Key Personnel or the Personnel (each, a “Seller Employee”), or induce or attempt to induce such Seller Employee to leave the employ of Thomson or any of its Affiliates or any employment arrangements such Seller Employees may have with Thomson or any of its Affiliates; provided, however, that the foregoing (i) shall not apply to any Seller Employee who is no longer employed by Thomson or any of its Affiliates or has otherwise resigned from employment with Thomson and its Affiliates; (ii) shall not prohibit the Purchaser or any of its Affiliates from making a general solicitation for employment that is not targeted at any Seller Employee; and (iii) shall not prohibit the solicitation or hiring as a result thereof, of Seller Employees by the Purchaser or any of its Affiliates whom the Purchaser or any of its Affiliates comes into contact through a third-party employment search company which did not specifically target the Seller Employees.

SECTION 5.10. Conveyance Taxes. (a) All charges and sums payable by the Purchaser under this Agreement are exclusive of applicable Conveyance Taxes. The Purchaser shall be liable for, shall hold Thomson and its Affiliates harmless against, and agree to pay (in addition to, and except as provided in Sections 5.10(b) and 5.10(c) at the same time as, paying such charge or sum) any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and Thomson agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

(b) Thomson and the Purchaser contemplate that article 5 of the Value Added Tax (Special Provisions Order) 1995 (“Article 5”) may apply to the transfer of the Purchased Assets under this Agreement, so that such transfer is treated as neither a supply of goods nor a supply of services for purposes of the Value Added Tax Act 1994. Following the date hereof, the Purchaser shall apply to HM Revenue & Customs for a ruling that Article 5 applies to the transfer of the Purchased Assets.

(c) For the avoidance of doubt, if HM Revenue & Customs do not rule that Article 5 applies to the transfer of the Purchased Assets, if no ruling is given by HM Revenue & Customs by July 11, 2008 or HM Revenue & Customs’ ruling is ambiguous as to the applicability of Article 5, and Thomson considers that value added tax is chargeable on the transfer of the Purchased Assets, Thomson shall promptly issue a proper value added tax invoice in respect of the transfer of the Purchased Assets. The Purchaser shall be required to pay Thomson the amount of any additional Conveyance Taxes that are shown as owing on the value added tax invoice issued by Thomson (including any interest and penalties imposed by HM Revenue & Customs arising out of the treatment by Thomson and the Purchaser of the transfer as described in Section 5.10(b)) promptly following its receipt of the value added tax invoice and in no event later than July 18, 2008.

(d) Before sending any document to HM Revenue & Customs referred to in Section 5.10(b) or otherwise relating to any request for a ruling by HM Revenue & Customs referred to in Section 5.10(b), the Purchaser shall give Thomson a reasonable opportunity to comment on it and shall make such amendments as Thomson may reasonably require; provided, however, that amendments requested by Thomson more than five (5) days following Thomson’s receipt of the relevant document shall be made only at the Purchaser’s discretion.

(e) If, following the date upon which Thomson has submitted a value added tax return which includes any amount in respect of the value added tax paid by the Purchaser to Thomson pursuant to Section 5.10(c) (the “Additional VAT”), the Purchaser receives a ruling from HM Revenue & Customs which states that Article 5 applies to the transfer of the Purchased Assets, then Thomson agrees to cooperate with the Purchaser to promptly commence a claim to HM Revenue & Customs for a refund of any amounts of value added tax potentially refundable as a result of incorrectly including the Additional VAT in its value added tax return. Thomson agrees to pay to the Purchaser any sums of value added tax actually refunded to Thomson by HM Revenue & Customs which relate to the Additional VAT (including, if applicable, any interest which HM Revenue & Customs pays Thomson in relation to the Additional VAT).

SECTION 5.11. Notifications. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.12. Further Action. (a) The parties hereto shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

(b) At a time and in a manner to be mutually agreed upon by the parties as soon as reasonably practicable after the Closing, a Thomson Entity shall make available to the Purchaser “full dumps” of the Voyager, Enterprise and CalcDB databases which are components of the Thomson Fundamentals Database.

SECTION 5.13. Key Personnel Information. Immediately following the execution of this Agreement, Thomson will provide the Purchaser with a schedule setting forth the names and business contact details of all Key Personnel; provided, however, that in no event shall the Purchaser contact any individual who is a member of Key Personnel until such time that the Purchaser receives the notice from Thomson that such individual has been contacted in accordance with the first sentence of Section 2.06.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of Thomson. The obligations of Thomson to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, or to the extent such representations and warranties are made as of another date, such representations and warranties shall be true and correct in all material respects or true and correct, as applicable, as of such other date, (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iii) Thomson shall have received a certificate of the Purchaser signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b) Governmental Approvals. Any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under any applicable antitrust, competition, or trade regulation Law and identified in Section 6.01(b) of the Disclosure Schedule, if applicable, will have been made or obtained;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; provided, however, that prior to asserting non-satisfaction of this Section 6.01(c), Thomson must have complied with its obligations under Section 5.05; and

(d) DOJ and EC Approval. Approval by the DOJ pursuant to the Consent Decree and the EC pursuant to the Commitments of the identity of the Purchaser and of this Agreement and the forms of the Ancillary Agreements.

SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Thomson contained in this Agreement (A) that are qualified as to “Material Adverse Effect” shall be true and correct as of the Closing, or to the extent such representations and warranties are made as of another date, such representations and warranties shall be true and correct as of such date, and (B) that are not qualified as to

“Material Adverse Effect” shall be true and correct as of the Closing, or to the extent such representations and warranties are made as of another date, such representations and warranties shall be true and correct as of such other date, except, in the case of this clause (B), where any failure of such representations and warranties to be true and correct (without giving effect to any references or qualifications therein based on materiality) would not have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by Thomson on or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate of Thomson signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b) Governmental Approvals. Any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under any applicable antitrust, competition, or trade regulation Law and identified in Section 6.02(b) of the Disclosure Schedule, if applicable, will have been made or obtained;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; provided, however, that prior to asserting non-satisfaction of this Section 6.02(c), the Purchaser must have complied with its obligations under Section 5.05; and

(d) Material Adverse Effect. A Material Adverse Effect shall not have occurred after the date of this Agreement and prior to the Closing.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of 12 months after the Closing, provided that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally and fully resolved.

SECTION 7.02. Indemnification by Thomson. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Thomson for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (hereinafter, a “Loss”), arising out of or resulting from: (a) the breach of any representation or warranty made by Thomson contained in this Agreement or in any certificate delivered pursuant hereto; (b) the breach of any covenant or agreement by Thomson contained in this Agreement; or (c) the Excluded Liabilities.

SECTION 7.03. Indemnification by the Purchaser. Thomson, its Affiliates and each of their respective, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses actually suffered or incurred by them, arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate delivered pursuant hereto; (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (c) the Assumed Liabilities; or (d) the operation or use of the Purchased Assets by the Purchaser following the Closing.

SECTION 7.04. Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action and with respect to claims or Actions for breach of a representation or warranty, such notices to be received by such party on or prior to the date on which such representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 7.01.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) no Losses may be claimed under Section 7.02(a) or Section 7.03(a) (as applicable) by an Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (ii) below other than Losses in excess of $25,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (ii) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a) or Section 7.03(a) (as applicable and in each case other than in respect of a Fundamental Representation), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $855,000 (the “Deductible Amount”), after which the Indemnifying Party shall be liable only for those Losses in excess of the Deductible Amount; and (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 7.02(a) or Section 7.03(a) (as applicable) shall be an amount equal to $14,250,000. The representations and warranties in Sections 3.01, 3.02(a), 4.01 and 4.02(a) are collectively referred to as “Fundamental Representations”.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value (other than a diminution in value of the Purchased Assets determined as of the Closing Date resulting from a breach by Thomson of any representation, warranty, covenant or agreement in this Agreement) or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement; provided that the foregoing shall not limit indemnification for any damages finally determined to be payable to a third party in connection with a Third-Party Claim against an Indemnified Party, to the extent the Indemnified Party is otherwise is entitled to indemnification hereunder.

(d) No breach by Thomson of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any Affiliate thereof shall have any claim or recourse against Thomson, its Affiliates or any of their respective directors, officers, employees, controlling persons, agents advisors or representatives with respect to such breach, under this Article VII or otherwise, if the Purchaser or Parent had, prior to the execution of this Agreement, Actual Knowledge of such breach. “Actual Knowledge”, for purposes of this Section 7.04(d), means actual knowledge of the employees of Purchaser or any Affiliate of the Purchaser who had access to the information contained in the electronic dataroom maintained by Thomson in connection with the transactions contemplated hereby based upon the information contained in such dataroom.

SECTION 7.05. Notice of Loss; Third-Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of one firm of outside counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any Third-Party Claim (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above);

provided, however, that the services of such firm of outside counsel shall be limited solely to providing legal advice to the Indemnified Party during such period and in any event such firm of outside counsel shall not make any filing or communication with any Governmental Authority. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third-Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed. The Indemnifying Party may not settle any Third-Party Claim that includes an order of specific performance or injunction without the prior written consent of the Indemnified Party.

SECTION 7.06. Tax Treatment. To the extent permitted by Law and as provided for in Section 2.03(b), the parties hereto agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.

SECTION 7.07. Remedies. The Purchaser and Thomson acknowledge and agree that (i) following the Closing, except as contemplated in Section 9.10, the indemnification provisions contained in Section 2.06 and this Article VII shall be the sole and exclusive remedies of the Purchaser and Thomson for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement (other than claims of, or causes of action arising from, fraud), and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or Thomson, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud). Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

ARTICLE VIII

TERMINATION

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Thomson or the Purchaser if the Closing shall not have occurred by [**REDACTED**] (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or Thomson in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(c) by either the Purchaser or Thomson if the other party shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement (including an obligation to consummate the Closing) which would give rise to the failure of a condition set forth in Article VI as of the Closing Date, which breach cannot be or has not been cured within 30 days (but not later than the Termination Date) after the giving of written notice by the non-breaching party to the breaching party specifying such breach; provided that the non-breaching party is not then in breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be satisfied;

(d) by Thomson if the DOJ or the EC shall have indicated to Thomson that it would not approve the Purchaser or this Agreement or the form of the Ancillary Agreements;

(e) by Thomson in the event that the Implementation Agreement has been terminated; or

(f) by the mutual written consent of Thomson and the Purchaser.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) that Sections 5.04, 9.01, 9.02, 9.03, 9.12 and 9.13 shall survive any termination and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Thomson:

Thomson Financial Limited
c/o Thomson Financial LLC
195 Broadway
New York, NY 10007
	Telecopy:	(646) 822-2015
	Attention:	General Counsel

Reuters Limited
The Reuters Building
South Colonnade, Canary Wharf
London E14 5EP, United Kingdom
	Telecopy:	+44 207 542 6848
	Attention:	General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
	Telecopy:	(212) 848-7179
	Attention:	George A. Casey

with a further copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Telecopy:	(212) 310-8007
	Attention:	David Zeltner

(b)	if to the Purchaser:

FactSet Research Systems Inc.
601 Meritt 7
Norwalk, CT 06851
	Telecopy:	(203) 810-3013
	Attention:	General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Telecopy:	(212) 474-3700
	Attention:	Faiza Saeed, Esq.

SECTION 9.03. Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, Governmental Order or applicable stock exchange regulation, and the parties to this Agreement shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Thomson and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 9.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior express written consent of Thomson and the Purchaser, as the case may be, and any such purported assignment shall be void; provided, that each party may assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates, provided that no such assignment shall relieve such party of its obligations hereunder.

SECTION 9.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Thomson, Parent and the Purchaser or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08. Waiver. The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

SECTION 9.10. Specific Performance. Thomson and the Purchaser agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, it is agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

SECTION 9.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 9.15. Parent Guarantee. Parent irrevocably, absolutely, fully and unconditionally guarantees to Thomson the prompt and complete performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements, including the payment by the Purchaser of the Purchase Price and any other amounts payable hereunder and shall contribute to the Purchaser any such amounts if necessary, and Parent shall cause the Purchaser to fully perform and comply with all of the Purchaser’s obligations under this Agreement and the Ancillary Agreements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THOMSON FINANCIAL LIMITED

By:	/S/ Richard Oliver
Name:	Richard Oliver
Title:	Director

FACTSET EUROPE LIMITED

By:	/S/ Philip A. Hadley
Name:	Philip A. Hadley
Title:	Director

FACTSET RESEARCH SYSTEMS INC.

By:	/S/ Philip A. Hadley
Name:	Philip A. Hadley
Title:	Chief Executive Officer

EXHIBIT 1.01(a)

Assignment and Assumption Agreement

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [            ], 2008 (this “Agreement”), is between Thomson Financial Limited, company organized under the laws of England and Wales (the “Seller” or “Thomson”) and [FactSet Research Systems Inc.], a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller and [the Purchaser] are parties to a Purchase Agreement, dated as of [            ], 2008 (the “Purchase Agreement”), pursuant to which, among other things, the Seller agreed to sell to the Purchaser and the Purchaser agreed to purchase from the Seller, the Purchased Assets (as defined below), upon the terms and subject to the conditions set forth therein;

WHEREAS, the Seller wishes to assign to the Purchaser the agreements listed on Exhibit A hereto (the “Assigned Agreements”), and the Purchaser wishes to assume such Assigned Agreements, all in accordance with the terms hereof and of the Purchase Agreement; and

WHEREAS, in accordance with the terms hereof and of the Purchase Agreement, the Purchaser hereby agrees to assume, pay, perform and discharge when due the Assumed Liabilities (as defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth in the Purchase Agreement and set forth herein and intending to be legally bound, the Purchaser and the Seller hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“Acquired Employees” means those Key Personnel and Personnel who accept employment with the Purchaser and who report to work with the Purchaser.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, (a) with respect to any Person (other than Thomson), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and (b) with respect to Thomson, Thomson Parent and its direct and indirect subsidiaries (other than Thomson) and Reuters Parent and its direct and indirect subsidiaries.

“Assumed Liabilities” means the following Liabilities: (a) Liabilities relating to the Purchased Assets arising after the Closing, (b) Liabilities relating to the Fundamentals Contracts and the Customer Contracts, to the extent assigned to the Purchaser or an Affiliate of the Purchaser arising after the effective date of the assignment of such Assigned Contract and (c) Liabilities relating to the Acquired Employees arising after the respective Employee Liability Date.

“Closing” the closing of the sale and purchase of the Purchased Assets as contemplated by the Purchase Agreement.

“Closing Date” means the date hereof.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“Customer Contracts” means all contracts with customers for the Direct Content Datafeed delivery of the Thomson Fundamentals Database (or those portions of customer contracts that are applicable to such Direct Content Datafeed delivery).

“Direct Content Datafeed” means a datafeed delivered using file transfer protocol (FTP), compact disc (CD) or digital video disc (DVD) media, or other industry standard technology, offering data within a discrete content set (i.e., the Thomson Fundamentals Database), including such data delivered by or through redistributors where (i) the datafeed can be disaggregated from other product or products provided by Thomson without causing significant disruption to the customer’s (or redistributor’s) operations, and (ii) the customer’s (or redistributor’s) contract for the purchase of the datafeed allocates a price for such datafeed (a list of which datafeeds is set forth on Schedule 4 hereto.

“Employee Liability Date” means (i) with respect to Key Personnel, the Closing Date and (ii) with respect to Personnel, the date on which the individual reports to work with the Purchaser or such other date as may reasonably be agreed between Thomson and the Purchaser.

“Fundamentals” means data pertaining to companies and their financial performance, such as reportable financial statement data (such as balance sheet, cash flow and income statements), calculated financial ratios (such as annual and five-year averages for growth rates, profitability, leverage and asset utilization), textual profile information (such as address, identity of officers and directors) and per share data (such as earnings per share, book value per share and cash flow per share), that are derived from company filings and financial statements.

“Fundamentals Contracts” means contracts for the provision of Fundamentals data or other third-party contributor data (including industry standard symbology such as CUSIP, SEDOL, classification codes such as ICB sector codes, price and corporate action data, ADR information and currency exchange rates) that Thomson or any Thomson Entity uses in the compilation, production, operation, updating or maintenance of the Thomson Fundamentals Database, listed on Schedule 1 hereto.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Key Personnel” means those individuals set forth on Schedule 2 hereto.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations (including Taxes, other than Conveyance Taxes that are subject to Section 5.10 of the Purchase Agreement), whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personnel” those individuals employed by Thomson at the Bangalore facility in the positions set forth on Schedule 3 hereto, other than Key Personnel.

“Purchased Assets means those assets purchased by Purchaser from Seller as set forth on that certain Bill of Sale by and between Seller and Purchaser dated as of the date hereof.

“Reuters Parent” means Reuters Group PLC.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Thomson Entity” means Thomson Financial LLC or any of its subsidiaries.

“Thomson Fundamentals Database” means all master source Fundamentals databases used in, or in the production of, Thomson’s or any of the Thomson Entities’ Fundamentals products, comprising the complete electronic collection of “as reported” Fundamentals that Thomson or any Thomson Entity uses for the “Enterprise FX” product and the complete electronic collection of “standardized” Fundamentals that Thomson or any Thomson Entity uses for the “Worldscope File2” product, including all database annotations made by Thomson or any Thomson Entity in the collection, aggregation, normalization, standardization, updating, indexing, or tagging of the Thomson Fundamentals Database, in each case as of the Closing Date.

“Thomson Parent” means The Thomson Corporation.

2. Assignment of Assigned Agreements. The Seller hereby assigns, transfers, conveys and delegates to the Purchaser any and all of its interest in and rights, duties and obligations set forth in the Assigned Agreements.

3. Assumption of Assigned Agreements. Effective as of the date hereof, the Purchaser accepts the assignment of the Assigned Agreements from the Seller and assumes full responsibility for the full performance of, and undertakes, assumes and agrees to perform, pay or otherwise discharge when due, any and all Liabilities of the Seller arising under the Assigned Agreements arising after the date hereof.

4. Assumption of Liabilities. The Purchaser hereby assumes, and agrees to pay, perform and discharge when due, all of the Assumed Liabilities.

5. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior express written consent of the Seller and the Purchaser, and any such purported assignment shall be void; provided, that each party may assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates, provided that no such assignment shall relieve such party of its obligations hereunder.

6. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

THOMSON FINANCIAL LIMITED

By:
Name:
Title:

FACTSET RESEARCH SYSTEMS INC.

By:
Name:
Title:

EXHIBIT A

Assigned Agreements

SCHEDULE 1

Thomson Fundamentals Contracts

SCHEDULE 2

Thomson Key Personnel

SCHEDULE 3

Thomson Personnel

SCHEDULE 4

Direct Content Datafeed

EXHIBIT 1.01(b)

Bill of Sale

FORM OF

BILL OF SALE

THIS BILL OF SALE, dated [            ], 2008 (this “Bill of Sale”), from Thomson Financial Limited, company organized under the laws of England and Wales (the “Seller” or “Thomson”), to [FactSet Europe Limited, a company organized under the laws of England and Wales] (the “Purchaser”).

WHEREAS, the Seller and [the Purchaser] are parties to a Purchase Agreement, dated as of [            ], 2008 (the “Purchase Agreement”), pursuant to which, among other things, the Seller agreed to sell to the Purchaser and the Purchaser agreed to purchase from the Seller, the Purchased Assets (as defined below), upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the Purchase Agreement, the Seller has agreed to transfer to the Purchaser the Purchased Assets, and the Purchaser has agreed to acquire the Purchased Assets;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth in the Purchase Agreement and set forth herein and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

1. Definitions. For purposes of this Bill of Sale:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Closing Date” means the date hereof.

“Fundamentals” means data pertaining to companies and their financial performance, such as reportable financial statement data (such as balance sheet, cash flow and income statements), calculated financial ratios (such as annual and five-year averages for growth rates, profitability, leverage and asset utilization), textual profile information (such as address, identity of officers and directors) and per share data (such as earnings per share, book value per share and cash flow per share), that are derived from company filings and financial statements.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Intellectual Property” means (a) patents and patent applications, (b) copyrights, including copyrights in computer software and the Thomson Fundamentals Database, (c) rights in confidential and proprietary information, including trade secrets and know-how,

(d) registrations and applications for registration of the foregoing; and (e) rights in databases and compilations of data, in each case including under the Law of the United States or the Law of any of the member states of the European Union.

“License Agreement” means that certain License Agreement by and between [                                        ] and [                                        ] dated as of [                        ].

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Third-Party Owned Fundamentals” means Fundamentals over which a contributor maintains an Intellectual Property right.

“Thomson Entity” means Thomson Financial LLC or any of its subsidiaries.

“Thomson Fundamentals Database” means all master source Fundamentals databases used in, or in the production of, Thomson’s or any of the Thomson Entities’ Fundamentals products, comprising the complete electronic collection of “as reported” Fundamentals that Thomson or any Thomson Entity uses for the “Enterprise FX” product and the complete electronic collection of “standardized” Fundamentals that Thomson or any Thomson Entity uses for the “Worldscope File2” product, including all database annotations made by Thomson or any Thomson Entity in the collection, aggregation, normalization, standardization, updating, indexing, or tagging of the Thomson Fundamentals Database, in each case as of the Closing Date.

“Thomson Fundamentals Database Documentation” means all data (including any third-party owned data or materials for which any requisite consents are obtained), source documents, and other documentary materials used by Thomson or any Thomson Entity in the collection, aggregation, normalization, standardization, updating, indexing, or tagging of the Thomson Fundamentals Database, current as of the Closing Date, including (i) detailed descriptions of the data collection, normalization and transformation process and methodologies, (ii) detailed descriptions of the business logic used to map between as reported and standardized databases, including a guide to standardized data definitions, (iii) all training and other manuals, know-how, workflow documents and instructions maintained by Thomson or any Thomson Entity which are used exclusively in connection with the Thomson Fundamentals Database and relevant parts of such training and other manuals, know-how and instructions maintained by Thomson or any Thomson Entity which are used non-exclusively in connection with the Thomson Fundamentals Database, and (iv) all business logic used to map between “as reported” and “standardized” data, including a guide to standardized data definitions.

“Thomson Software” means, collectively, all software listed in Schedule 1 attached hereto in both object code and source code format, all improvements, research or developments thereto listed in Schedule 2 and all related documentation.

2. Transfer of Assets. The Seller hereby transfers to the Purchaser and its successors and assigns, forever, the following assets (the “Purchased Assets”), subject to and upon the terms and conditions of the License Agreement:

(a) a copy of the Thomson Fundamentals Database (that includes Third-Party Owned Fundamentals for which requisite consents have been obtained prior to the date hereof) and a copy of the Thomson Fundamentals Database Documentation;

(b) copies of the unique numerical identifiers used by Thomson or any Thomson Entity to identify companies in the Thomson Fundamentals Database and tables to map such identifiers to industry-standard third party identifiers (such as exchange ticker symbols and CUSIP numbers); and

(c) copies of the source and object code versions of the Thomson Software and copies of associated documentation and training materials.

The transfer to the Purchaser of the Purchased Assets contemplated by this Section 2 shall in all respects be subject to the receipt of all necessary third party approvals or consents.

3. No Third Party Beneficiaries. This Bill of Sale shall be binding upon and inure solely to the benefit of the Purchaser and its successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale.

4. Severability. If any term or other provision of this Bill of Sale is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Bill of Sale is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Bill of Sale are consummated as originally contemplated to the greatest extent possible.

5. No Modification. The Seller, by its execution of this Bill of Sale, and the Purchaser, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

6. Governing Law; Dispute Resolution. This Bill of Sale shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Bill of Sale shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The

City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Bill of Sale brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Bill of Sale or the transactions contemplated by this Bill of Sale may not be enforced in or by any of the above-named courts.

7. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Bill of Sale or the transactions contemplated by this Bill of Sale. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Bill of Sale and the transactions contemplated by this Bill of Sale, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.05(a)

IN WITNESS WHEREOF, this Bill of Sale has been executed by the Seller and the Purchaser as of the date first above written.

[THOMSON FINANCIAL LIMITED]

By:
Name:
Title:

ACCEPTED AND AGREED:

[FACTSET EUROPE LIMITED]

By:
Name:
Title:

Exhibit 2.05(a)

Schedule 1

Thomson Software

Exhibit 2.05(a)

Schedule 2

Thomson Improvements, Research and Developments

Exhibit 2.05(a)

EXHIBIT 1.01(c)

Thomson Fundamentals Database Direct Content Datafeeds

[see attached]

1.	[**REDACTED**]

EXHIBIT 1.01(d)

Key Personnel

Position	Location
[**REDACTED**]	[**REDACTED**]

EXHIBIT 1.01(e)

Personnel

Number of Employees	Position	Location
[**REDACTED**]	[**REDACTED**]	[**REDACTED**]

EXHIBIT 1.01(f)

Thomson’s Knowledge

[**REDACTED**]

EXHIBIT 2.05(a)

Form of Letter regarding Customer Contracts

EMAIL

[date]

Dear Client:

We are pleased to let you know that an affiliate of FactSet Research Systems Inc. has entered into an agreement with an affiliate of Thomson Financial LLC to acquire a copy of the Thomson Fundamentals database, subject to receipt of regulatory approvals.

Thomson has agreed to sell a copy of the Thomson Fundamentals database in connection with their recently completed business combination with Reuters. In connection with the sale, Thomson will provide transition services to enable FactSet to maintain the Thomson Fundamentals database while expanding its own collection operations.

By purchasing a copy of the Thomson Fundamentals database, FactSet will expand its product offering and provide clients with more options when purchasing global fundamentals data.

Upon the completion of this transaction, expected to be in approximately 30 days, FactSet will brand its copy of the Thomson Fundamentals database as the FactSet Fundamentals database. Under an existing license agreement with Thomson, FactSet will in addition continue to distribute the Thomson Fundamentals database, which Thomson will continue to own and update for its clients as well as for FactSet and its clients.

Within the next few days you can expect to receive a letter from us which will provide you with greater detail about the transaction and how it may benefit your firm. After you receive the letter we will follow up with you directly to answer your questions and discuss next steps.

Sincerely,

[FactSet representative]	[Thomson representative]
[phone number]	[phone number]
[email address]	[email address]
www.factset.com	www.[ ].com

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Tokyo, Hong Kong and Sydney.

About Thomson Reuters

[Thomson to provide paragraph similar in quality and quantity to FactSet paragraph]

LETTER

Dear Client:

As communicated in an e-mail dated April [ ], 2008, we are pleased to let you know that FactSet Research Systems Inc. has entered into an agreement with an affiliate of Thomson Financial LLC to acquire a copy of the Thomson Fundamentals database, subject to receipt of regulatory approvals.

Thomson has agreed to sell a copy of the Thomson Fundamentals database in connection with their recently completed business combination with Reuters.

By purchasing a copy of the Thomson Fundamentals database, FactSet will expand its product offering and provide clients with more options when purchasing global fundamentals data.

Upon the completion of this transaction, expected to be in approximately 30 days, FactSet will brand its copy of the Thomson Fundamentals database as the FactSet Fundamentals database. Under an existing license agreement with Thomson, FactSet will in addition continue to distribute the Thomson Fundamentals database, which Thomson will continue to own and update for its clients as well as for FactSet and its clients.

Further upon completion of the transaction, Thomson Reuters will provide updates and transition services to FactSet for 18 months from the date of the closing. During this transition period, FactSet will expand its existing data collection operations to replace the Thomson Reuters collection processes. FactSet also has the opportunity to hire certain Thomson personnel permanently to assist in these efforts. At the end of the 18 month period, the FactSet Fundamentals database will be collected independently.

As a Thomson client, you may consent to assign your existing agreement to FactSet by signing and returning the enclosed Consent to Assignment. The Consent merely allows you to choose to receive the fundamentals data from FactSet and remit payment to FactSet directly rather than making payment to Thomson. Your invoice from Thomson will decline in an amount equal to the increase in your invoice from FactSet if you consent. A FactSet representative will contact you shortly to help you evaluate this opportunity. We will be in touch with you to let you know when this change to your invoice will occur.

We look forward to working with you to achieve a result that best meets your needs.

Sincerely,

[FactSet representative]	[Thomson representative]
[phone number]	[phone number]
[email address]	[email address]
www.factset.com	www.[ ].com

601 Merritt 7· Norwalk, Connecticut · 06851

[DATE]

[CLIENT NAME]

Attn: [CONTACT NAME]

[ADDRESS]

[ADDRESS]

RE:	Consent to Assignment

Dear [CONTACT NAME]:

As you may be aware, FactSet Research Systems Inc. and an affiliate (“FactSet”) entered into a Purchase Agreement (the “Purchase Agreement”) with Thomson Financial Limited (“Thomson”) on April [22], 2008, whereby FactSet will acquire certain assets from Thomson, including a copy of the Thomson Fundamentals Database (the “Fundamentals Sale”).

[CLIENT NAME] currently receives Thomson Fundamentals pursuant to an agreement with Thomson (to the extent relating to the Fundamentals Database, the “Thomson Agreement”). From and subject to the consummation of the Fundamentals Sale, FactSet will continue to distribute the Fundamentals Database consistent with the terms of the Thomson Agreement, if the agreement is assigned to FactSet.

FactSet and Thomson hereby request the consent of [CLIENT NAME] to the assignment to FactSet of, and to the release of Thomson from its obligations under, the Thomson Agreement, solely to the extent that the Thomson Agreement relates to the Fundamentals Database. The effective date of this consent is the date when it is executed by your authorized officer as described below or the closing date of the Fundamentals Sale, whichever is later. The consent is subject to the closing of the Fundamentals Sale having occurred.

Please have an authorized officer execute this letter to indicate your consent to the foregoing. Please mail the original executed copy to me for our records and send a copy by email or facsimile at the following address and contact information:

[NAME]

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, CT 06851

E-mail:

Facsimile Number:

Please also retain a copy of this executed letter for your records.

We greatly appreciate your cooperation in this matter and should you have any questions concerning the foregoing, please telephone me at [phone] or contact me by email at the above address. You may also contact [THOMSON CONTACT] at Thomson at [phone] or [email].

Sincerely,

FACTSET

[NAME]

[TITLE]

THOMSON

[NAME]

[TITLE]

Accepted, Approved and Consented as set forth above as of the      day of             , 2008.

[CLIENT NAME]

By:
Name:
Title:

EXHIBIT 5.06(a)

License Agreement

FORM OF LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is effective as of the              day of [•], 2008 (the “Effective Date”), by and among THOMSON FINANCIAL LIMITED, a company organized under the laws of England and Wales, (the “Licensor”) and FACTSET EUROPE LIMITED, a company organized under the laws of England and Wales (the “Licensee”).

WHEREAS, Licensor has agreed to sell to Licensee, and Licensee has agreed to acquire from Licensor, certain assets of Licensor pursuant to that certain Purchase Agreement dated as of April [•], 2008 (the “Purchase Agreement”);

WHEREAS, Licensor has retained ownership of the Thomson Fundamentals Database and the Thomson Fundamentals Documentation (as such terms are defined in the Purchase Agreement);

WHEREAS, Licensor wishes to provide to Licensee, and Licensee wishes to obtain from Licensor, a license to the content of the Thomson Fundamentals Database, the Thomson Fundamentals Documentation, and related software and intellectual property;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.	DEFINITIONS.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

A.	“Licensed Rights” means, collectively, the Thomson Intellectual Property, the Thomson Software, the Thomson Fundamentals Database and the Thomson Fundamentals Database Documentation.

B.	“Modifications” means derivative works, improvements, upgrades, modified versions, updates, additions, enhancements, patches, fixes and corrections.

C.

“Thomson Intellectual Property” means all intellectual property rights, formulations, specifications, trade secrets, know-how and technical information (i) used by Licensor as of the date hereof and (a) embodied in either the Thomson Fundamentals Database or the Thomson Fundamentals Database Documentation, or (b) used by Licensor as of the date hereof in

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the compilation, production, operation, updating or maintenance of the Thomson Fundamentals Database or the Thomson Fundamentals Database Documentation, and (ii) embodied in the data updates to the Thomson Fundamentals Database or Thomson Fundamentals Database Documentation provided by Licensor to Licensee pursuant to the Transition Services Agreement during the term thereof; provided, however, that Thomson Intellectual Property shall not include any Licensor trademarks, service marks or brands or any licenses thereto (including without limitation any rights to use the names “Thomson” or “Worldscope”) or any intellectual property or other rights owned by a third party for which Licensor has not received the requisite third party consent.

D.	“Thomson Software” means, collectively, all software listed in Schedule 1 attached hereto in both object code and source code format, all improvements, research or developments thereto listed in Schedule 2 and all related documentation.

II.	LICENSE.

A.	License Grants.

1.	Commencing upon the Effective Date, Licensor hereby grants to Licensee, to the fullest extent Licensor has the right to grant such license, a perpetual, worldwide, assignable, sublicensable, transferable, royalty-free, non-exclusive license under the Thomson Intellectual Property to use, display, reproduce, market, distribute and prepare derivative works of the Thomson Fundamentals Database and the Thomson Fundamentals Database Documentation and to use, display, manufacture, reproduce, and have reproduced such derivative works.

2.	Commencing upon the Effective Date, Licensor hereby grants to Licensee, a perpetual, worldwide, assignable, non-licensable, transferable, royalty-free, non-exclusive license under the Thomson Software and to prepare derivative works of the Thomson Software (and to manufacture, reproduce, or have reproduced such derivative works), in all cases solely for Licensee’s use in activities relating to the field of Fundamentals.

III.	TITLE.

A.	Reservations. Subject to the rights granted to Licensee pursuant to Section II of this Agreement, all right, title and interest in and to the Licensed Rights shall at all times remain the sole and exclusive property of Licensor.

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B.	Licensor Modifications. Licensee acknowledges and agrees that the ownership of, and all right, title and interest in and to, any Modifications to the Licensed Rights of Licensor created by or for Licensor after the Closing Date, including all source code, object code and any other forms of such Modifications (“Licensor Modifications”), and all related explanatory or technical written documents, training manuals, materials or files, whether in printed, electronic, optical or other format (“Licensor Modification Documentation”), shall at all times remain with Licensor and shall not be included in license grant hereunder. Except as set forth herein and in the Transition Services Agreement, Licensor shall have no obligation to disclose, furnish or report to Licensee any Licensor Modifications or Licensor Modification Documentation, and no license to any Licensor Modifications or Licensor Modification Documentation shall be implied in law or equity.

C.	Licensee Modifications. Licensor acknowledges and agrees that the ownership of, and all right, title and interest in and to, any Modifications to the Licensed Rights of Licensor created by or for the Licensee after the Closing Date, including all source code, object code and any other forms of such Modifications (“Licensee Modifications”), and all related explanatory or technical written documents, materials or files, whether in printed, electronic, optical or other format (“Licensee Modification Documentation”), shall at all times remain with Licensee. Except as set forth in the Transition Services Agreement, Licensee shall not have any obligation to disclose, furnish or report to Licensor any Licensee Modifications or Licensee Modification Documentation, and no license to any Licensee Modifications or Licensee Modification Documentation shall be implied in law or equity.

D.	Maintenance and Enforcement of Thomson Intellectual Property. Licensor shall be responsible for the preparation, prosecution, maintenance and enforcement of any Thomson Intellectual Property owned by Licensor, and has the right to exercise the foregoing responsibility in its sole discretion.

IV.	INDEMNIFICATION.

Licensee hereby agrees to indemnify, defend and hold harmless Licensor its officers, directors, employees, agents, shareholders, and their respective successors and assigns, from and against all losses, liabilities, claims, demands, causes of action, damages, fines, fees, costs, including reasonable attorney’s fees, arising out of, resulting from or caused by Licensee, or its employees, invitees, agents or licensees, by failure to comply with the provisions of this Agreement.

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V.	DISCLAIMER OF WARRANTIES AND OTHER OBLIGATIONS.

A.	Allocation of Obligations. EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, LICENSEE ASSUMES SOLE RESPONSIBILITY FOR ACQUIRING APPROPRIATE EQUIPMENT, FACILITIES AND OTHER INFRASTRUCTURE USEFUL FOR LICENSEE’S EXPLOITATION OF THE RIGHTS LICENSED TO IT HEREUNDER, AND ASSUMES THE ENTIRE RISK ASSOCIATED WITH, ANY USE, RESULTS OR PERFORMANCE OF THE THOMSON FUNDAMENTALS DATABASE, THE THOMSON FUNDAMENTALS DATABASE DOCUMENTATION, LICENSED SOFTWARE AND ANY OUTPUT THEREOF. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, LICENSEE FURTHER ASSUMES THE SOLE COST AND RESPONSIBILITY FOR THE INSTALLATION, SERVICING, MAINTENANCE, REPAIR AND CORRECTION OF THE THOMSON FUNDAMENTALS DATABASE, THE THOMSON FUNDAMENTALS DATABASE DOCUMENTATION, AND THE LICENSED SOFTWARE.

B.	Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, LICENSOR MAKES NO EXPRESS WARRANTIES OR REPRESENTATIONS AND DISCLAIMS ALL IMPLIED, COMMON LAW, STATUTORY AND OTHER WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, THE LICENSED RIGHTS ARE PROVIDED “WITH ALL FAULTS” AND “AS IS.”

VI.	LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, LICENSOR NOR ANY OF ITS AFFILIATES, NOR ANY OF LICENSOR’S OR ANY OF LICENSOR’S AFFILIATES’ RESPECTIVE EQUITY HOLDERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, SHALL BE LIABLE FOR ANY COSTS OR DAMAGES ARISING DIRECTLY OR INDIRECTLY FROM OR RELATING IN ANY WAY TO THE LICENSED RIGHTS OR TO LICENSEE’S USE OF OR INABILITY TO USE THE THOMSON FUNDAMENTALS DATABASE, THE THOMSON FUNDAMENTALS DATABASE DOCUMENTATION, THE LICENSED SOFTWARE OR ANY OUTPUT; INCLUDING ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, MULTIPLE, SPECIAL, PUNITIVE OR CONSEQUENTIAL

6

DAMAGES, EVEN IF SUCH DAMAGES ARE REASONABLY FORESEEABLE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE PURCHASE AGREEMENT OR THE ANCILLARY AGREEMENTS, NEITHER THE LICENSEE NOR ANY OF LICENSEE’S AFFILIATES, NOR ANY OF LICENSEE’S OR ANY OF LICENSEE’S AFFILIATES’ RESPECTIVE EQUITY HOLDERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, MULTIPLE, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH DAMAGES ARE REASONABLY FORESEEABLE.

VII.	TERM.

This Agreement shall commence as of the Effective Date and shall be perpetual.

VIII.	MISCELLANEOUS.

A.	Entire Agreement; Conflict. This Agreement, together with the Purchase Agreement itself constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. To the extent the terms of this Agreement conflict with or are inconsistent with the Purchase Agreement, the terms of this Agreement shall control with respect to the subject matter hereof.

B.	Specific Performance. The parties hereto agree that irreparable damage may occur in the event that the licenses set forth in Section II of this Agreement are not carried out in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

C.	Taxes and Fees. Licensee shall be responsible for any third party fees, taxes and other costs associated with or relating to Licensee’s use of the Licensed Rights or possession of embodiments of the foregoing, including equipment costs, network access fees and other fees and costs of infrastructure and telecommunications facilities required for such use or possession.

D.	Assignment. Any party to this Agreement may assign, transfer, or otherwise convey its rights and obligations hereunder with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no consent of Licensor or its successors or assigns shall be required for transfers, assignments or sublicenses granted by the Licensee that are permitted by Section II. above.

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E.	Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever for any specified period, under or by reason of this Agreement.

F.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

G.	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

H.	No Waiver. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such party of any subsequent breach of the same or any other provision of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect such party’s right to full performance thereof at any time thereafter. No waiver shall be valid or effective unless set forth in a writing designated as such and executed by the party or parties to be bound thereby.

I.	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.

J.	Notices. All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 9.02 of the Purchase Agreement.

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K.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be handled in accordance with Sections 9.12 and 9.13 of the Purchase Agreement.

(SIGNATURE PAGE FOLLOWS)

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THOMSON FINANCIAL LIMITED

By:
Name:
Title:

FACTSET EUROPE LIMITED

By:
Name:
Title:

10

SCHEDULE 1

Thomson Software

SCHEDULE 2

Thomson Improvements, Research and Developments

EXHIBIT 5.07

Transition Services Agreement

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of             , 2008, between FactSet Europe Limited, a company organized under the laws of England and Wales (the “Purchaser”), and Thomson Financial Limited, a company organized under the laws of England and Wales (“Thomson” or the “Service Provider”).

W I T N E S S E T H

WHEREAS, Thomson and the Purchaser are parties to a Purchase Agreement, dated as of [            ], 2008 (the “Purchase Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings attributed thereto in the Purchase Agreement), pursuant to which Thomson agreed, among other things, to sell to the Purchaser and the Purchaser agreed to purchase from Thomson the Purchased Assets, upon the terms and subject to the conditions set forth therein;

WHEREAS, it is contemplated under Section 5.07 of the Purchase Agreement that Thomson shall provide, or cause to be provided, to the Purchaser certain services;

WHEREAS, Thomson has offered to provide to the Purchaser the Services (as defined below) pursuant to this Agreement as well as a number of other services that the Purchaser has chosen not to request; and

WHEREAS, the Purchaser has requested that Thomson provide, and Thomson is willing to provide, or cause to be provided, for a limited period of time, certain transition services to the Purchaser, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, Thomson and the Purchaser hereby agree as follows:

1. Provision of Services. (a) Subject to the terms and conditions of this Agreement and in accordance with the standards of performance set forth in Section 2, Thomson shall provide, or cause to be provided, to the Purchaser solely for the benefit of the Purchaser, the services (collectively, the “Services”) described in the schedules attached hereto (the “Schedules”), which terms are incorporated herein by reference, for periods commencing upon Closing and ending on the expiration of the applicable period set forth in the Schedules in respect of each such Service (as to each service and the period applicable thereto, the “Service Period”), unless such Services are earlier terminated in accordance with the terms hereof. The Purchaser shall not resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by the Purchaser or its Affiliates in the ordinary course of business.

(b) With respect to the Services, the Service Provider shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of the employees who will perform such Services. The Service Provider shall be responsible for paying such employees’ compensation and providing to such employees any benefits. The Purchaser shall be responsible for overall project management and delivery costs for the Services.

2. Standard of Performance. (a) The Service Provider shall use commercially reasonable efforts to provide, or cause to be provided, to the Purchaser the Services in a manner generally consistent with the manner and level of care with which such or similar services were provided prior to the date hereof, unless otherwise specified in the Schedules. The Purchaser hereby acknowledges that the Service Provider may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to its business units, Affiliates and to other third parties, and, accordingly, the Service Provider reserves the right to modify any of the Services or the manner in which such Services are provided in connection with changes to its business units in the ordinary course of business; provided, however, that no such modification shall materially diminish, modify or delay the provision of the Services.

(b) The Purchaser shall complete Acceptance Testing of each of the Specified Services on or about the date set forth in the relevant Schedule but in any event after Thomson has approved the hardware and software setup and environment created by the Purchaser (the “Technical Environment”) in a timely manner. Creation of the Technical Environment in accordance with Thomson’s guidelines and specifications shall be the sole responsibility of the Purchaser. As used herein, the term “Acceptance Testing” shall mean testing performed by the Purchaser to demonstrate that each such Specified Service complies in all material respects with all applicable specifications. Upon the successful completion of Acceptance Testing, the Purchaser shall notify the Service Provider in writing of its acceptance of such Service (“Acceptance”). “Specified Services” means each service specifically designated as a “Specified Service” in the Schedules. Once the Technical Environment is approved by Thomson, the Purchaser shall not make any changes or modifications thereto without Thomson’s prior written consent.

(c) If any Specified Service or any portion thereof fails to pass Acceptance Testing (other than as a result of deficiencies in the Technical Environment due to a change made by the Purchaser to the Technical Environment or the Purchaser’s failure to comply with Thomson’s guidelines and specifications), the Purchaser shall promptly notify the Service Provider in writing of such failure. The Service Provider will correct all deficiencies (other than those caused by deficiencies in the Technical Environment due to a change made by the Purchaser to the Technical Environment or the Purchaser’s failure to comply with Thomson’s guidelines and specifications) not later than five (5) Business Days after receipt of the Purchaser’s written notice of such failure. Within five (5) Business Days after such corrections have been made, the Purchaser will retest such Service. If such Service still fails the Acceptance Testing after corrections required to be made by Thomson in accordance with this Section 2 have been made, the Purchaser may in its reasonable discretion: (a) grant the Service Provider additional time to correct the outstanding deficiencies; or (b) notwithstanding anything to the contrary stated in Section 4 below and without prejudice to any of the Purchaser’s other rights and remedies under this Agreement, the Purchase Agreement or at law or in equity, withhold all amounts payable by the Purchaser to the Service Provider under Section 3 below with respect to the Specified Service that failed the Acceptance Testing until the deficiency has been corrected and/or (c) give written notice to Thomson requesting that the respective senior officers of

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Thomson and the Purchaser or their respective designees discuss a resolution of the outstanding deficiencies in accordance with Section 7 hereof as if the ten Business Day period referenced in Section 7 had expired at the time of such written notice. The Service Provider shall have no liability under this Agreement for any delay with respect to any of the Services if such delay was caused by any action or inaction of the Purchaser, including any delay in completing the Technical Environment or in approval of travel and accommodation costs and expenses, or any deficiency in the Purchaser’s project management.

3. Fees. (a) The Purchaser shall pay the Service Provider the fees set forth in the relevant Schedules hereto in respect of each Service (collectively, the “Fees”) and travel and accommodation expenses with respect thereto if the relevant Service is provided in a location other than the city specified for such Service in the Schedules, provided that such travel and accommodation expenses are approved by the Purchaser in advance in writing (such approval not to be unreasonably withheld or delayed).

(b) The Service Provider shall submit statements of account to the Purchaser on a monthly basis (in arrears) with respect to all amounts payable by the Purchaser to the Service Provider hereunder (the “Invoiced Amount”), setting out the Services provided by reference to the relevant Schedules and the Fees and, if approved by the Purchaser in advance in writing, travel and accommodation costs and expenses payable hereunder for providing such Services. Except with respect to Specified Services that have failed Acceptance Testing, the Purchaser shall pay the Invoiced Amount to the Service Provider within thirty (30) days of the date of each statement of account and with respect to Services that failed Acceptance Testing, when the deficiency is corrected.

(c) The Service Provider may, in its discretion, suspend any performance under this Agreement upon failure of the Purchaser to timely make any payments required under this Agreement beyond the applicable cure date.

4. Term; Termination. (a) This Agreement and the performance of the Services hereunder shall commence on the date hereof and this Agreement shall continue in full force and effect until such time as each Service Period in respect of each Service as set forth in the Schedules has expired or this Agreement has been otherwise terminated in accordance with the terms hereof. This Agreement and the provision of any Services hereunder shall automatically terminate on the 18-month anniversary of the date hereof (except for an extension of such term pursuant to Section 5 hereof).

(b) The Purchaser may terminate this Agreement with respect to any Service upon the specified prior written notice to the Service Provider as set forth in the relevant Schedule with respect to such Service. The termination of any Service pursuant to this Section 4(b) shall become effective on the last date of the relevant Service Period or, in the event of an earlier termination by the Purchaser pursuant to the immediately preceding sentence, upon the expiration of the applicable notice period, and, following the effective time of the termination, (i) the Purchaser shall no longer be obligated to pay for such Service (except with respect to any Fees incurred up to such date); provided, that the Purchaser shall be obligated to reimburse the Service Provider for any reasonable out-of-pocket expenses or costs attributable to such termination, (ii) the Purchaser shall not be permitted to request the Service Provider to resume the provision of such Service and (iii) the Service Provider shall no longer be obligated to provide such Service hereunder.

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(c) This Agreement may be terminated by: (i) the mutual written consent of the parties hereto; (ii) Thomson in the event that the Purchaser defaults in the payment when due of any Invoiced Amount and such default continues unremedied for a period of thirty (30) days (plus, in the event of a disputed invoice, the period during which a dispute resolution pursuant to this Agreement is being undertaken); or (iii) either party hereto upon written notice delivered to the other party if (A) the other party fails to materially perform or otherwise materially breaches an obligation under this Agreement (other than a failure by the Purchaser to pay the Invoiced Amount); provided, however, that the breaching party shall have thirty (30) days from the date of receipt of such notice from the non-breaching party to cure such material non-performance or such material breach, after which time this Agreement shall terminate if such material non-performance or such material breach has not been cured or (B) the other party makes a general assignment for the benefit of creditors, becomes insolvent, commences a voluntary proceeding under any Law relating to bankruptcy, insolvency, reorganization or winding up (“Bankruptcy Laws”), a receiver is appointed with respect to the other party or a proceeding commences in any court of competent jurisdiction seeking such party’s liquidation, reorganization, dissolutions or winding up or similar relief in respect of such party under Bankruptcy Laws.

5. Force Majeure. Neither party shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by any Law or Governmental Order specifically prohibiting the performance of such obligation or by acts of God, weather, civil disturbances, accidents, acts of terrorism, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), the refusal by any third party vendor to supply any goods or services to the Service Provider or the Purchaser, shortage of necessary equipment or materials beyond the reasonable control of such party. During the pendency of such intervening event, each of the parties shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement. All Service Periods affected by such intervening event shall be extended by the time period of the pendency of such intervening event.

6. Cooperation; Access. (a) In the event that the Purchaser requests that, in addition to the Services, certain other services be made available by the Service Provider (the “Other Services”), the Service Provider shall have no obligation to provide any Other Services. If the Service Provider, in its sole discretion, agrees to provide any Other Services, the Service Provider and the Purchaser shall negotiate in good faith the terms of providing such Other Services and payment therefor. The provision, if any, of any Other Services shall be on the terms and conditions agreed upon between the Service Provider and the Purchaser and set forth on a schedule to be attached hereto or as an amendment to this Agreement. Any such Other Services mutually agreed to by the parties hereto and set forth on a schedule or included in an amendment to this Agreement shall constitute “Services” hereunder.

(b) The Purchaser shall permit the Service Provider and its employees and agents access, during regular business hours upon reasonable prior written notice, to the

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Purchaser’s premises and such data, records and personnel designated by the Purchaser as involved in receiving or overseeing the Services as the Service Provider may reasonably request for the purposes of providing the Services. The Service Provider shall permit the Purchaser and its employees and agents access, upon reasonable prior written notice, to the books and records of the Service Provider to the extent relating to the provision of the Services as the Purchaser may reasonably request for the purposes of confirming the Fees therefor; provided, however, in the event there is a flat-fee structure, access to the books and records of the Service Provider will not be required.

(c) Each party shall designate a relationship manager to report and discuss issues with respect to the provision of the Services and successor relationship managers in the event that a designated relationship manager is not available to perform such role hereunder. The relationship managers shall coordinate and liaise with the Service Provider and the Purchaser regarding the performance of the Services as often as reasonably necessary to ensure the orderly provision of the Services and shall have authority to address and remedy problems related to the provision of Services to the extent consistent with this Agreement. The Purchaser will cooperate with the Service Provider in a commercially reasonable manner in the provision of the Services.

7. Dispute Resolution. If there is a dispute between the parties hereto arising out of or relating to this Agreement or any Schedule, either party may, at any time, give notice to the other party requesting to discuss actions that might be taken to resolve such dispute and the parties shall, promptly upon receipt of such notice, negotiate in good faith such disputed issue and use commercially reasonable efforts to resolve such dispute; provided, however, that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) either party to agree upon any such resolution. If the parties shall have failed to reach a resolution of the dispute within ten (10) Business Days after written notice of such dispute has been given to the parties hereto, either Thomson or the Purchaser, as the case may be, may, at any time within five (5) Business Days after the expiration of such ten Business Days period, give written notice to the other party requesting that the respective senior officers of Thomson and the Purchaser or their respective designees discuss such resolution, and, as promptly as practicable after such notice has been given, each of Thomson and the Purchaser shall cause such senior officers to negotiate in good faith such disputed issue and use commercially reasonable efforts to resolve such dispute within ten (10) calendar days of the matter submitted to them; provided, however, that nothing contained in this Agreement shall obligate or require (or be construed to obligate or require) any of such senior officers to agree upon any such resolution.

8. Technical Aspects of the Services; Limitation of Liability; Indemnity. (a) Thomson agrees that immediately prior to the provision of any Services that relate to the feed of data or software to the Purchaser hereunder, Thomson will test each such data or software using the latest version of a leading commercial virus testing software program that Thomson uses in its operations (“Testing Software”) to verify that no data or software contains any computer code designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of such data or software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”).

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(b) Thomson further agrees that the Services that relate to the feed of data or software will be tested using the Testing Software to verify that no such data or software contains any computer code (i) that would disable any such data or software or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, or advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices), or (ii) that would permit Thomson to access any Service to cause such disablement or impairment (sometimes referred to as “traps”, “access codes” or “trap door” devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms that would cause such programs to cease functioning or to damage or corrupt any such Service, storage media, programs, equipment or communications, or otherwise interfere with operations.

(c) Thomson will warrant that each Specified Service, upon Acceptance and for a period of thirty (30) days thereafter, will substantially conform to the descriptions and specifications contained in the applicable Schedule or in documentation related to the Specified Services provided by Thomson at the time of completion of such Specified Service; provided, however, that such warranty shall be void and shall automatically terminate if the Purchaser makes any changes or modifications to the Technical Environment or Specified Services without Thomson’s prior written consent.

(d) Thomson shall instruct its employees performing the Specified Services to follow the guidelines developed by the Purchaser that are reasonably acceptable to Thomson.

(e) Other than the statements made by Thomson in this Agreement, Thomson makes no representation or warranty, express or implied, with respect to the Services. The Purchaser acknowledges that neither Thomson nor any other Service Provider are engaged in the business of providing the Services of the type being provided hereunder and that the Services to be provided by the Service Provider to the Purchaser are being provided as an accommodation to the Purchaser in connection with the transactions contemplated by the Purchase Agreement.

(f) Neither Thomson nor any other Service Provider nor any of their respective officers, directors, employees, agents, representatives, attorneys-in-fact or contractors shall be liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement; provided, however, the immediately preceding limitation shall not apply to direct Losses incurred by the Purchaser arising out of the gross negligence or willful misconduct of any Service Provider or its officers, directors, employees, agents, representatives, attorneys-in-fact or contractors in the performance or nonperformance of the Services, provided that, in no event, shall the aggregate amount of all such Losses for which the Service Provider is liable under this Agreement exceed the Fees received by the Service Providers for the Services. Neither Thomson nor any other Service Provider nor any of their respective officers, directors, employees, agents, representatives, attorneys-in-fact or contractors shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

(g) Notwithstanding anything to the contrary herein, neither Thomson nor any other Service Provider nor any of their respective officers, directors,

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employees, agents, representatives, attorneys-in-fact or contractors shall be liable for Losses incurred by the Purchaser or for any action taken or omitted to be taken by the Service Provider or such Person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, the Purchaser.

(h) Notwithstanding any other provision of this Agreement, neither party nor any Affiliate or any of their respective officers, directors, employees, agents, representatives, attorneys-in-fact or contractors or any Service Provider shall in any event have any liability to the other party for consequential, incidental, indirect, special or punitive damages arising out of the performance of the Services or this Agreement including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity, even if a party has been notified about the possibility of such damages.

(i) The Purchaser hereby waives all claims against the Service Provider and its Affiliates for damage to any property or injury or death of any person in, upon or about any premises leased to or occupied by the Service Provider arising at any time and from any cause whatsoever, other than to the extent caused by reason of (and then only to the extent of) the gross negligence or willful misconduct of the Service Provider.

9. Confidentiality; Data. (a) The Service Provider’s materials, data and information, including any configuration files or indices, that may be provided to the Purchaser or generated in connection with the Services concerning the Service Provider’s business, operations or results of operations (including any such information learned during an audit), and the Purchaser’s materials, data and information, including any configuration files or indices, that may be provided to the Service Provider or generated in connection with the Services concerning the Purchaser’s business, operations and results of operations (including any such information learned during an audit), are proprietary trade secrets and confidential information (“Confidential Information”) of the Service Provider and the Purchaser, respectively, and neither party shall possess any interest, title, lien or right in any Confidential Information of the other. Without the express prior written consent of the other party, each party agrees not to (i) disclose the Confidential Information of the other party or the scope of the Services or other terms of this Agreement (collectively, the “Agreement Terms”) to any third party, or (ii) use the Confidential Information of the other party, in either case, except as necessary to perform its obligations under this Agreement and the Purchase Agreement, and each party shall be responsible for any breaches of this Section 9 by its directors, officers, employees, Affiliates, representatives (including financial advisors, attorneys and accountants) or agents (with respect to each party, its “Representatives”).

(b) The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the party receiving the Confidential Information (the “Receiving Party”) or its Representatives, (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the party providing, directly or indirectly, its Confidential Information (the “Providing Party”) or its Representatives) which, to the Receiving Party’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Providing Party or its Representatives or (iii) is independently developed by the

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Receiving Party or its Affiliates without reference to the Confidential Information, and such destruction shall be certified in writing to the Providing Party by a duly authorized Representative of the Receiving Party.

(c) Upon the earliest to occur of (i) the termination of this Agreement, (ii) such time as any Confidential Information ceases to be required by the Receiving Party to perform or receive Services or (iii) the request of a Providing Party, a Receiving Party shall promptly return, or cause to be returned, all or any requested portion of such Confidential Information and any copies thereof and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the Receiving Party or its Representatives containing or reflecting any such Confidential Information, but only such portions containing Confidential Information (with written notice of such destruction provided to the Providing Party).

(d) Notwithstanding any other provision of this Section 9, either party may disclose any Confidential Information of the other party and the Agreement Terms to the minimum extent required by applicable Law or legal process; provided that any Receiving Party that is requested pursuant to, or required by, applicable Law or legal process to disclose any Confidential Information or the Agreement Terms, shall provide, if legally permissible, the Providing Party with prompt prior written notice of such request or requirement, and shall cooperate with the Providing Party to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such request or legal process.

(e) The parties hereto acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any provision of this Section 9 and that in addition thereto, the parties hereto shall be entitled to specific performance of the terms hereof or other equitable remedies in the event of any such breach.

10. Currency. Unless otherwise specified in the Schedules, all references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments shall be made in U.S. dollars.

11. Taxes. Any amounts payable under this Agreement are payable exclusive of any goods and services taxes, value added taxes, sales or use taxes, or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 11, be paid by the Purchaser to the Service Provider in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Purchaser in respect of a Service provided by the Service Provider, the Service Provider shall furnish in a timely manner a Sales Tax receipt or invoice to the Purchaser, and if applicable, such receipt or invoice shall be in the form and manner required by applicable Law to allow the Purchaser to recover such Sales Tax if allowable under applicable Law. In the event that applicable Law requires that any amount in respect of taxes other than Sales Taxes be withheld from any payment by the Purchaser to the Service Provider under this Agreement, the Purchaser shall withhold the required amounts and pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of the applicable Law, and any amount so withheld and paid over shall be treated as having been paid

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to the Service Provider, and the Purchaser shall not be required to pay any additional amount as a result of or in respect of such withholding. In the event that applicable Law requires that an amount in respect of Sales Taxes be withheld from any payment by the Purchaser to the Service Provider under this Agreement, the amount payable to the Service Provider shall be increased as may be necessary so that after the Purchaser has withheld amounts required by applicable Law that the Service Provider receives an amount equal to the amount it would have received had no such withholding been applicable, and the Purchaser shall withhold such adjusted amounts and pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of the applicable Law.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

(a)	if to Thomson:

and if arising in connection with the provision of any Service to the person specified on the relevant Schedule for notification of such matters with a copy to (or, if not arising in connection with the provision of any Service):

[                        ]

[                        ]

[                        ]

Attention:                    [                         ]

Telecopier:                  [                         ]

with a copy to:

[                        ]

[                        ]

[                        ]

Attention:                    [                         ]

Telecopier:                  [                         ]

(b)	if to the Purchaser:

and if arising in connection with the provision of any Service, to the person specified on the relevant Schedule for notification of such matters

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with a copy to (or, if not arising in connection with the provision of any Service):

[                        ]

[                        ]

[                        ]

Attention:                    [                         ]

Telecopier:                  [                         ]

with a copy to:

[                        ]

[                        ]

[                        ]

Attention:                    [                         ]

Telecopier:                  [                         ]

13. Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, Governmental Order or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

14. Headings and References; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference is to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

16. Entire Agreement. This Agreement and the Schedules constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

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17. Assignment. This Agreement may not be assigned by operation of Law or otherwise by either party without the prior express written consent of the other party, and any such purported assignment shall be void; provided, that Thomson may assign this Agreement or any of its rights or delegate any of its obligations (including the performance of any of the Services) hereunder to any of its Affiliates without obtaining the prior written consent of the Purchaser (but in no event shall such assignment release Thomson from its obligations hereunder) and Thomson may subcontract with third parties to perform any of the Services with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed, but in no event shall such subcontracting release Thomson from its obligations hereunder).

18. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

19. Relationship of the Parties. The parties hereto are independent contractors and neither party is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner or joint venturer of the other by reason of this Agreement.

20. Amendment and Waiver. (a) This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Thomson and the Purchaser or (b) by a waiver in accordance with Section 20(b).

(b) The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

21. Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto

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and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

22. Specific Performance. The Service Providers and the Purchaser agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, it is agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

24. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Thomson and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THOMSON FINANCIAL LIMITED

By:
Name:
Title:

FACTSET EUROPE LIMITED

By:
Name:
Title:

Transition Services Agreement Schedules

[See Attached]